 Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among

THRESHOLD PHARMACEUTICALS, INC.

a Delaware corporation;

TROJAN MERGER SUB, INC., and

MOLECULAR TEMPLATES, INC.

Dated as of March 16, 2017

Page

Article 1.	DESCRIPTION OF TRANSACTION	2
1.1	Structure of the Merger	2
1.2	Effects of the Merger	2
1.3	Closing; Effective Time	3
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	3
1.5	Conversion of Molecular Securities.	4
1.6	Calculation of Net Cash.	5
1.7	Closing of Molecular’s Transfer Books	7
1.8	Surrender of Certificates.	7
1.9	Appraisal Rights.	9
1.10	Further Action	9
1.11	Tax Consequences	9
1.12	Certificates.	9
Article 2.	REPRESENTATIONS AND WARRANTIES OF MOLECULAR	10
2.1	Subsidiaries; Due Organization; Organizational Documents.	10
2.2	Authority; Vote Required.	11
2.3	Non-Contravention; Consents.	12
2.4	Capitalization.	12
2.5	Financial Statements.	14
2.6	Absence of Changes	15
2.7	Title to Assets	15
2.8	Real Property; Leaseholds	15
2.9	Intellectual Property.	15
2.10	Material Contracts.	18
2.11	Undisclosed Liabilities	20
2.12	Compliance; Permits; Restrictions.	20
2.13	Tax Matters.	22
2.14	Employee and Labor Matters; Benefit Plans.	24
2.15	Environmental Matters	28
2.16	Insurance.	28

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(continued)

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2.17	Legal Proceedings; Orders.	29
2.18	Inapplicability of Anti-takeover Statutes	29
2.19	No Financial Advisor	29
2.20	Bank Accounts; Deposits	29
2.21	Disclosure	30
2.22	Related Party Transactions	30
2.23	Exclusivity of Representations; Reliance.	30
Article 3.	REPRESENTATIONS AND WARRANTIES OF THRESHOLD AND MERGER SUB	30
3.1	Subsidiaries; Due Organization; Organizational Documents.	31
3.2	Authority; Vote Required.	32
3.3	Non-Contravention; Consents.	32
3.4	Capitalization.	33
3.5	SEC Filings; Financial Statements.	35
3.6	Absence of Changes	37
3.7	Title to Assets	37
3.8	Real Property; Leaseholds	37
3.9	Intellectual Property.	37
3.10	Material Contracts.	41
3.11	Undisclosed Liabilities	42
3.12	Compliance; Permits; Restrictions.	43
3.13	Tax Matters.	44
3.14	Employee and Labor Matters; Benefit Plans.	46
3.15	Environmental Matters	51
3.16	Insurance.	51
3.17	Legal Proceedings; Orders.	52
3.18	Inapplicability of Anti-takeover Statutes	52
3.19	No Financial Advisor	52
3.20	Disclosure	52
3.21	Bank Accounts; Deposits.	53
3.22	Transactions with Affiliates	53

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3.23	Valid Issuance	53
3.24	Code of Ethics	53
3.25	Opinion of Financial Advisor	53
3.26	Shell Company Status	53
3.27	Exclusivity of Representations; Reliance.	53
Article 4.	CERTAIN COVENANTS OF THE PARTIES	54
4.1	Access and Investigation	54
4.2	Operation of Threshold’s Business.	55
4.3	Operation of Molecular’s Business.	57
4.4	Notification of Certain Matters.	59
4.5	No Solicitation.	61
4.6	Potentially Transferable Assets	62
Article 5.	ADDITIONAL AGREEMENTS OF THE PARTIES	63
5.1	Registration Statement; Proxy Statement / Prospectus / Information Statement.	63
5.2	Molecular Stockholder Written Consent.	64
5.3	Threshold Stockholders’ Meeting.	65
5.4	Regulatory Approvals.	67
5.5	Molecular Options and Warrants.	68
5.6	Threshold Employee and Benefits Matters.	69
5.7	Indemnification of Officers and Directors.	71
5.8	Additional Agreements	72
5.9	Disclosure	72
5.10	Listing	73
5.11	Tax Matters.	73
5.12	Legends	74
5.13	Cooperation	74
5.14	Directors and Officers	74
5.15	Section 16 Matters	74
5.16	Takeover Statutes	74
5.17	Preferred Stock	74

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5.18	Termination of Certain Agreements and Rights	75
5.19	Clinical Trial Support	75
Article 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY	75
6.1	Effectiveness of Registration Statement	75
6.2	No Restraints	75
6.3	Stockholder Approval	75
6.4	Regulatory Matters	75
6.5	Listing	75
6.6	No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business	76
Article 7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF THRESHOLD AND MERGER SUB	76
7.1	Accuracy of Representations	76
7.2	Performance of Covenants	76
7.3	No Molecular Material Adverse Effect	76
7.4	Preferred Stock Conversion	77
7.5	Debt Conversion	77
7.6	Termination of Investor Agreements	77
7.7	Agreements and other Documents	77
7.8	Molecular Lock-up Agreements	77
7.9	MD Anderson	77
Article 8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF MOLECULAR	77
8.1	Accuracy of Representations	77
8.2	Performance of Covenants	78
8.3	No Threshold Material Adverse Effect	78
8.4	Termination of Contracts	78
8.5	Board of Directors and Officers	78
8.6	Sarbanes-Oxley Certifications	78
8.7	Satisfaction of Liabilities	78
8.8	Amendments to Certificate of Incorporation	79
8.9	Threshold Lock-up Agreements	79

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8.10	Documents	79
Article 9.	TERMINATION	79
9.1	Termination	79
9.2	Effect of Termination	82
9.3	Expenses; Termination Fees.	82
Article 10.	MISCELLANEOUS PROVISIONS	84
10.1	Non-Survival of Representations and Warranties	84
10.2	Amendment	84
10.3	Waiver.	85
10.4	Entire Agreement; Counterparts; Exchanges by Facsimile	85
10.5	Applicable Law; Jurisdiction	85
10.6	Attorneys’ Fees	85
10.7	Assignability; No Third Party Beneficiaries	85
10.8	Notices	86
10.9	Severability	87
10.10	Other Remedies; Specific Performance	87
10.11	Construction.	87

Schedules:
Threshold Disclosure Schedule
Molecular Disclosure Schedule
Schedule A	Persons Executing Molecular Stockholder Support Agreements
Schedule B	Persons Executing Threshold Stockholder Support Agreements
Schedule 5.6(a)	Terminated Threshold Associate Payments
Schedule 5.6(b)	Threshold Employee Plans
Schedule 5.18	Investor Agreements
Schedule 8.4	Non-Terminated Contracts
Liabilities

Exhibits:
Exhibit A	Definitions
Exhibit B	Form of Molecular Stockholder Support Agreement
Exhibit C	Form of Threshold Stockholder Support Agreement
Exhibit D	Form of Molecular Lock-up Agreement
Exhibit E	Form of Threshold Lock-up Agreement
Exhibit F	Surviving Corporation Certificate of Incorporation
Exhibit G	Molecular Stockholder Written Consent

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of March 16, 2017, by and among THRESHOLD PHARMACEUTICALS, INC., a Delaware corporation (“Threshold”), TROJAN MERGER SUB, INC., a Delaware corporation (“Merger Sub”), and MOLECULAR TEMPLATES, INC., a Delaware corporation (“Molecular”). Threshold, Merger Sub and Molecular may each be referred to herein individually as a “Party” and collectively as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.       Threshold and Molecular intend to effect a merger of Merger Sub into Molecular (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and Molecular will become a wholly-owned subsidiary of Threshold.

B.       The Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

C.       The Threshold Board of Directors (i) has determined that the Merger is fair to, and in the best interests of, Threshold and the Threshold Stockholders, (ii) has deemed advisable and approved this Agreement, the Merger, the Threshold Stockholder Matters, and other actions contemplated by this Agreement; and (iii) has determined to recommend that the Threshold Stockholders vote to approve the Threshold Stockholder Matters.

D.       The board of directors of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has deemed advisable and approved this Agreement, the Merger, and the applicable Contemplated Transactions, and (iii) has determined to recommend that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Merger and the applicable Contemplated Transactions.

E.       The Molecular Board of Directors (i) has determined that the Merger is advisable and fair to, and in the best interests of, Molecular and the Molecular Stockholders, (ii) has deemed advisable and approved the Molecular Stockholder Matters and other actions contemplated by this Agreement, and (iii) has determined to recommend that the Molecular Stockholders vote to adopt this Agreement and thereby approve the Molecular Stockholder Matters.

F.       In order to induce Threshold to enter into this Agreement and to cause the Merger to be consummated, the officers and directors of Molecular and the Molecular Stockholders, in each case, listed on Schedule A hereto are executing concurrently with the execution and delivery of this Agreement support agreements in favor of Threshold in the form substantially attached hereto as Exhibit B (the “Molecular Stockholder Support Agreements”).

G.       In order to induce Molecular to enter into this Agreement and to cause the Merger to be consummated, the officers and directors of Threshold and the Threshold Stockholders, in

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each case, listed on Schedule B hereto are executing support agreements in favor of Molecular concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the “Threshold Stockholder Support Agreements”).

H.       It is expected that within five (5) Business Days after the Form S-4 Registration Statement is declared effective by the SEC under the Securities Act, Molecular will deliver the Molecular Stockholder Written Consent.

I.       As a condition to the willingness of, and an inducement to Threshold to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Molecular Lock-up Signatories is entering into a lock-up agreement, in the form substantially attached hereto as Exhibit D (the “Molecular Lock-up Agreements”).

J.       As a condition to the willingness of, and an inducement to Molecular to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Threshold Lock-up Signatories is entering into a lock-up agreement, in the form substantially attached hereto as Exhibit E (the “Threshold Lock-up Agreements”).

K.       In order to induce Threshold to enter into this Agreement and to cause the Merger to be consummated, the Parties intend that, after consummation of the Contemplated Transactions, Threshold and Molecular shall use commercially reasonable efforts to continue to support the clinical trial of Threshold’s drug candidate TH-302 (“Evofosfamide”) titled “A Phase I Immunotherapy Study of Evofosfamide in Combination with Ipilimumab in Patients with Advanced Solid Malignancies,” to be conducted at The University of Texas M. D. Anderson Cancer Center (the “Evofosfamide Clinical Trial”).

L.       Concurrently with the execution and delivery of this Agreement, and as a condition of the willingness of Molecular to enter into this Agreement, Threshold has provided certain bridge financing to Molecular pursuant to a Note Purchase Agreement between Threshold and Molecular (each promissory note issued thereunder, a “Threshold Note” and collectively, the “Threshold Notes”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Article 1. DESCRIPTION OF TRANSACTION

Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into Molecular, and (b) the separate existence of Merger Sub shall cease and Molecular will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, Molecular will become a wholly-owned subsidiary of Threshold.

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Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article 6, Article 7 and Article 8, the closing of the Merger (the “Closing”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, Four Embarcadero Center, 22nd Floor, San Francisco, California, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6, Article 7 and Article 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Threshold and Molecular may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable requirements of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Threshold and Molecular (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)       the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit F until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b)       the certificate of incorporation of Threshold shall be the certificate of incorporation of Threshold immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Effective Time, Threshold shall file one or more amendments to its certificate of incorporation, to the extent approved by the holders of Threshold Common Stock as contemplated by Section 5.3, to (i) change the name of Threshold to “Molecular Templates, Inc.,” (ii) effect the Reverse Split, (iii) increase the authorized shares of Threshold Common Stock, to the extent requested by Molecular prior to the filing with the SEC of the Proxy Statement / Prospectus / Information Statement and agreed to by the Parties prior to the date of this Agreement, and (iv) make such other changes as are mutually agreeable to Threshold and Molecular;

(c)       the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the terms of such bylaws, the certificate of incorporation of the Surviving Corporation and the DGCL;

(d)       the directors and officers of Threshold, each to hold office in accordance with the certificate of incorporation and bylaws of Threshold, shall be agreed to by the Parties prior to the filing with the SEC of the Proxy Statement / Prospectus / Information Statement and shall consist of seven members which shall include two members of the Threshold Board of Directors as of the date of this Agreement.

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(e)       the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be agreed to by the Parties prior to the filing with the SEC of the Proxy Statement / Prospectus / Information Statement.

Conversion of Molecular Securities.(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Threshold, Merger Sub, Molecular or any Molecular Stockholder:

(i)       each share of Molecular Common Stock or Molecular Preferred Stock held as treasury stock or held or owned by Molecular, Threshold, or Merger Sub, immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)       subject to Section 1.5(c), each share of Molecular Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and Dissenting Shares, and after giving effect to the Preferred Stock Conversion and conversion of Molecular Warrants and Molecular Convertible Notes into Series C Preferred Stock and Series C-1 Preferred Stock, respectively) shall be converted solely into the right to receive a number of shares of Threshold Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(b)       If any shares of Molecular Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with Molecular, then the shares of Threshold Common Stock issued in exchange for such shares of Molecular Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the book-entry shares of Threshold Common Stock shall accordingly be marked with appropriate legends. Molecular shall take all actions that may be necessary to ensure that, from and after the Effective Time, Threshold is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c)       No fractional shares of Threshold Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Molecular Common Stock who would otherwise be entitled to receive a fraction of a share of Threshold Common Stock (after aggregating all fractional shares of Threshold Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.8 and accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Threshold Common Stock on The NASDAQ Capital Market (or such other NASDAQ market on which the Threshold Common Stock then trades) on the date the Merger becomes effective.

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(d)       All Molecular Options outstanding immediately prior to the Effective Time under the 2009 Plan shall be assumed by Threshold and converted into options to purchase Threshold Common Stock, as applicable, in accordance with Section 5.5.

(e)       Each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(f)       If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Molecular Capital Stock or Threshold Common Stock have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Reverse Split to the extent such split has not been previously taken into account in calculating the Exchange Ratio), combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Molecular Common Stock, Molecular Options and Molecular Warrants the same economic effect as contemplated by this Agreement prior to such event.

(g)       Molecular Warrants shall be treated in accordance with the terms of the relevant agreement governing such Molecular Warrants. Prior to the Effective Time, Threshold and Molecular shall deliver notice of the Contemplated Transactions to the holders of Molecular Warrants in accordance with the terms of the relevant agreement governing such Molecular Warrants. Immediately prior to the Effective Time, each Molecular Warrant shall, depending on the Exchange Ratio, either (i) automatically be deemed exercised and converted into shares of Molecular Series C Preferred without any action on the part of the holder thereof, or (ii) expire.

(h)       Molecular Convertible Notes shall be treated in accordance with the terms of the relevant agreement governing Molecular Convertible Notes.

(i)       Prior to the Closing, Molecular shall satisfy all notification and consent requirements, as applicable, under the terms of the Molecular Loan and Security Agreement.

1.6       Calculation of Net Cash.

(a)       For the purposes of this Agreement, the “Determination Date” shall be the date that is 10 calendar days prior to the anticipated date for Closing, as agreed upon by Threshold and Molecular at least 10 calendar days prior to the Threshold Stockholders’ Meeting (the “Anticipated Closing Date”). On or prior to the Determination Date, Threshold shall provide Molecular with a list of all Liabilities as of the Determination Date that are individually in excess of $100,000 or in excess of $250,000 in the aggregate, which had not previously been disclosed to Molecular in the Threshold Disclosure Schedule. Within five calendar days following the Determination Date, Threshold shall deliver to Molecular a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Threshold’s good faith, estimated calculation of Net Cash (using an estimate of Threshold’s accounts payable and accrued expenses, in each case as of the Anticipated Closing Date and determined in a manner substantially consistent with the manner in

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which such items were determined for Threshold’s most recent SEC filings) (the “Net Cash Calculation”) as of the Anticipated Closing Date prepared and certified by Threshold’s CFO (or if there is no CFO, the principal accounting officer for Threshold). Threshold shall make the work papers and back-up materials used or useful in preparing the Net Cash Schedule, as reasonably requested by Molecular, available to Molecular and, if requested by Molecular, its accountants and counsel at reasonable times and upon reasonable notice.

(b)       Within three calendar days after Threshold delivers the Net Cash Schedule (the “Response Date”), Molecular will have the right to dispute any part of such Net Cash Schedule by delivering a written notice to that effect to Threshold (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation.

(c)       If on or prior to the Response Date, (i) Molecular notifies Threshold in writing that it has no objections to the Net Cash Calculation or (ii) Molecular fails to deliver a Dispute Notice as provided in Section 1.6(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Anticipated Closing Date for purposes of this Agreement.

(d)       If Molecular delivers a Dispute Notice on or prior to the Response Date, then Representatives of Threshold and Molecular shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Anticipated Closing Date for purposes of this Agreement.

(e)       If Representatives of Threshold and Molecular are unable to negotiate an agreed-upon determination of Net Cash at the Anticipated Closing Date pursuant to Section 1.6(d) within three calendar days after delivery of the Dispute Notice (or such other period as Threshold and Molecular may mutually agree upon), then Threshold and Molecular shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation. Threshold shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule, and Threshold and Molecular shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within 10 calendar days of accepting its selection. Molecular and Threshold shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Molecular and Threshold. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Anticipated Closing Date for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 1.6(e). The fees and expenses of the Accounting Firm shall be allocated between Threshold and Molecular in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount (and for the avoidance of doubt the fees and expenses to be paid by Threshold shall reduce the Net Cash). If this Section 1.6(e) applies as to

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the determination of the Net Cash at the Anticipated Closing Date described in Section 1.6(a), upon resolution of the matter in accordance with this Section 1.6(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Party may request a re-determination of Net Cash if the Closing Date is more than five Business Days after the Anticipated Closing Date.

Closing of Molecular’s Transfer Books. At the Effective Time: (a) all shares of Molecular Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion) shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Molecular Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Molecular Stockholders; and (b) the stock transfer books of Molecular shall be closed with respect to all shares of Molecular Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Molecular Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Molecular Capital Stock, including any valid certificate representing any shares of Molecular Preferred Stock previously converted into shares of Molecular Common Stock in connection with the Preferred Stock Conversion, outstanding immediately prior to the Effective Time (a “Molecular Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Molecular Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.5 and Section 1.8.

1.8       Surrender of Certificates.

(a)       On or prior to the Closing Date, Threshold and Molecular shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Threshold shall deposit with the Exchange Agent: (i) the aggregate number of book-entry shares representing the Merger Consideration issuable to Molecular Stockholders pursuant to Section 1.5(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The book-entry shares of Threshold Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)       Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Molecular Stock Certificates immediately prior to the Effective Time, as set forth on the Allocation Certificate: (i) a letter of transmittal in customary form; and (ii) instructions for effecting the surrender of Molecular Stock Certificates in exchange for book-entry shares of Threshold Common Stock. Upon surrender of a Molecular Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent: (A) the holder of such Molecular Stock Certificate shall be entitled to receive in exchange therefor one or more book-entry shares representing the portion of the Merger Consideration (in a number of whole shares of Threshold Common Stock) that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional share of Threshold Common Stock pursuant to the provisions of Section 1.5(c)); and (B) upon delivery of such consideration to the applicable holder in accordance with Section 1.5, the Molecular Stock Certificate so

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surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Molecular Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Threshold Common Stock (and cash in lieu of any fractional share of Threshold Common Stock). If any Molecular Stock Certificate has been lost, stolen or destroyed, Threshold may, in its discretion and as a condition precedent to the delivery of any shares of Threshold Common Stock, require the owner of such lost, stolen or destroyed Molecular Stock Certificate to provide an applicable affidavit with respect to such Molecular Stock Certificate and post a bond indemnifying Threshold against any claim suffered by Threshold related to the lost, stolen or destroyed Molecular Stock Certificate or any Threshold Common Stock issued in exchange therefor as Threshold may reasonably request.

(c)       No dividends or other distributions declared or made with respect to Threshold Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Molecular Stock Certificate with respect to the shares of Threshold Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Molecular Stock Certificate or an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)       Any portion of the Exchange Fund that remains undistributed to holders of Molecular Stock Certificates six months after the Closing Date shall be delivered to Threshold upon demand, and any holders of Molecular Stock Certificates who have not theretofore surrendered their Molecular Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Threshold for satisfaction of their claims for Threshold Common Stock, cash in lieu of fractional shares of Threshold Common Stock and any dividends or distributions with respect to shares of Threshold Common Stock.

(e)       Each of the Exchange Agent, Threshold and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Molecular Stock Certificate such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement and shall be entitled to request any reasonably appropriate Tax forms, including an IRS Form W-9 (or the appropriate IRS Form W-8, as applicable), from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, and remitted to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)       No party to this Agreement shall be liable to any holder of any Molecular Stock Certificate or to any other Person with respect to any shares of Threshold Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

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1.9       Appraisal Rights.

(a)       Notwithstanding any provision of this Agreement to the contrary, shares of Molecular Capital Stock that are outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.5(a)(i)) and are held by a Molecular Stockholder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights for such shares of Molecular Common Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the portion of the Merger Consideration attributable to such Dissenting Shares, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if after the Effective Time, such stockholder fails to perfect or effectively withdraws or otherwise loses such holder’s appraisal rights under the DGCL or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Molecular Common Stock shall be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the portion of the Merger Consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5, without interest thereon.

(b)       Molecular shall give Threshold prompt written notice of any demands by dissenting stockholders received by Molecular, withdrawals of such demands and any other instruments served on Molecular and any material correspondence received by Molecular in connection with such demands. Molecular and Threshold shall jointly participate in all negotiations and proceedings with respect to such demands except as limited by applicable Legal Requirements. Neither Molecular nor Threshold will, except with prior written consent of the other, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Legal Requirements.

Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Molecular, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Molecular, in the name of Merger Sub and otherwise) to take such action.

Tax Consequences. For federal income Tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

1.12       Certificates.

(a)       Threshold will prepare and delivery to Molecular at least two Business Days Prior to the Closing Date, a certificate signed by the Chief Financial Officer (CFO) (or if there is no CFO, the principal accounting officer of Threshold in a form reasonable acceptable to Molecular, which sets forth a true and complete list, as of immediately prior to the Effective Time of the number of Threshold Outstanding Shares and each component thereof (broken down by

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outstanding shares of Threshold Common Stock, Threshold Options, Threshold Warrants, and other relevant securities) (“Threshold Outstanding Shares Certificate”).

(b)       Molecular will prepare and deliver to Threshold at least two Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of Molecular in a form reasonably acceptable to Threshold, which sets forth a true and complete list, as of immediately prior to the Effective Time (giving effect to the Preferred Stock Conversion and conversion of all outstanding convertible debt) of: (a) the record holders of Molecular Capital Stock, Molecular Options, Molecular Warrants and Molecular Convertible Notes; (b) the number of shares of Molecular Capital Stock owned and/or underlying the Molecular Options, Molecular Warrants or Molecular Convertible Notes held by such holders and the per share exercise price for each such Molecular Option, Molecular Warrant and Molecular Convertible Notes; and (c) the portion of the Merger Consideration each such holder is entitled to receive pursuant to Section 1.5 (the “Allocation Certificate”).

Article 2. REPRESENTATIONS AND WARRANTIES OF MOLECULAR

Molecular represents and warrants to Threshold and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by Molecular to Threshold (the “Molecular Disclosure Schedule”) (it being understood that the representations and warranties in this Article 2 are qualified by: (a) any exceptions and disclosures set forth in the section or subsection of the Molecular Disclosure Schedule corresponding to the particular section or subsection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Molecular Disclosure Schedule by reference to another section or subsection of the Molecular Disclosure Schedule; and (c) any exceptions or disclosures set forth in any other section or subsection of the Molecular Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty). The inclusion of any information in the Molecular Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Molecular Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1       Subsidiaries; Due Organization; Organizational Documents.

(a)       Molecular has no subsidiaries and does not own any capital stock of, or any equity interest of any nature in, any other Entity. Molecular has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Molecular has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)       Molecular is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Molecular Contracts.

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(c)       Molecular is qualified to do business as a foreign corporation and is in good standing under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified would not constitute a Molecular Material Adverse Effect.

(d)       Each director and officer of Molecular as of the date of this Agreement is set forth in Section 2.1(d) of the Molecular Disclosure Schedule.

(e)       Molecular has delivered or made available to Threshold accurate and complete copies of (i) the Certificate of Incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto for Molecular and (ii) any code of conduct or similar policy adopted by Molecular or by the Molecular Board of Directors or any committee thereof. Molecular has not taken any action in breach or violation of any of the provisions of its Certificate of Incorporation, bylaws or other charter or organizational documents nor is in breach or violation of any of the material provisions of its Certificate of Incorporation, bylaws or other charter or organizational documents, except as would not reasonably be expected to have, individually or in the aggregate, a Molecular Material Adverse Effect.

Authority; Vote Required.(a) Molecular has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Molecular Board of Directors has: (i) determined that the Merger is fair to, and in the best interests of Molecular and Molecular Stockholders; (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; (iii) recommended the approval of the Molecular Stockholder Matters by the Molecular Stockholders and directed that the Molecular Stockholder Matters be submitted for consideration by Molecular Stockholders in connection with the solicitation of the Required Molecular Stockholder Vote; and (iv) approved the Molecular Stockholder Support Agreements and the transactions contemplated thereby. This Agreement has been duly executed and delivered by Molecular and, assuming the due authorization, execution and delivery by Threshold and Merger Sub, constitutes the legal, valid and binding obligation of Molecular, enforceable against Molecular in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)       The affirmative vote of the holders of (i) 66 2/3% of the shares of Molecular Preferred Stock and Common Stock, voting together as a single class and (ii) at least 80% of the shares of Molecular Preferred Stock, voting together as a single class, in each case, as outstanding on the record date for the written consent in lieu of a meeting pursuant to Section 228 of the DGCL approving the Molecular Stockholder Matters, in the form attached hereto as Exhibit G (each, an “Molecular Stockholder Written Consent” and collectively, the “Molecular Stockholder Written Consents”) and entitled to vote thereon (collectively, the “Required Molecular Stockholder Vote”), is the only vote of the holders of any class or series of Molecular Capital Stock necessary to approve the Molecular Stockholder Matters. The shares of Molecular Capital Stock covered by the Molecular Stockholder Support Agreements are sufficient to obtain the Required Molecular Stockholder Vote.

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2.3       Non-Contravention; Consents.

(a)       The execution and delivery of this Agreement by Molecular does not, and the performance of this Agreement by Molecular will not, (i) conflict with or violate the Certificate of Incorporation or bylaws of Molecular; (ii) subject to obtaining the Required Molecular Stockholder Vote and compliance with the requirements set forth in Section 2.3(b) below, conflict with or violate any Legal Requirement applicable to Molecular or by which its properties is bound or affected, except for any such conflicts or violations that would not constitute a Molecular Material Adverse Effect; or (iii) except as listed on this Section 2.3(a) of the Molecular Disclosure Schedule, require Molecular to make any filing with or give any notice or make any payment to a Person, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Molecular’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Molecular pursuant to, in each case, any Molecular Material Contract.

(b)       No material Consent or order of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Molecular in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i)  the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) any required filings under the HSR Act, and (iii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.

2.4       Capitalization.

(a)       The authorized capital stock of Molecular as of the date of this Agreement consists of: (i) 11,048,874 shares of common stock, par value $0.001 per share (the “Molecular Common Stock”), of which 303,303 shares are issued and outstanding as of the date of this Agreement; and (ii) 9,165,279 shares of preferred stock, par value $0.001 per share, of which 2,500,000 shares are designated as Series A Preferred Stock, of which 2,500,000 shares are issued and outstanding as of the date of this Agreement, and of which 2,273,531 shares are designated as Series B Preferred Stock, of which 2,273,531 shares are issued and outstanding as of the date of this Agreement, and of which 4,391,748 shares are designated as Series C Preferred Stock (“Molecular Series C Preferred”), of which 4,342,874 shares are issued and outstanding as of the date of this Agreement (collectively, the “Molecular Preferred Stock”). Molecular does not hold any of its capital stock in treasury. All of the outstanding shares of Molecular Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are outstanding Molecular Warrants to purchase 48,874 shares of Series C Preferred Stock of Molecular. Section 2.4(a) of the Molecular Disclosure Schedule lists, as of the date of this Agreement (i) each record holder of issued and outstanding Molecular Capital Stock and the number and type of shares of Molecular Capital Stock held by such holder; (ii) (A) each holder of issued and outstanding Molecular Warrants, (B) the number and type of shares subject to such Molecular Warrants, (C) the exercise price of each such Molecular Warrant, and (D) the termination date of each such Molecular Warrant; and (iii) (A) each holder of issued and outstanding Molecular Convertible Notes, (B) the number and type of shares subject to such

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Molecular Convertible Notes, and (D) the maturity date of each such Molecular Convertible Note. Each share of Molecular Preferred Stock is convertible into one share of Molecular Common Stock.

(b)       Except for the Molecular 2009 Stock Plan, as amended (the “2009 Plan”), Molecular does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Molecular has reserved 1,452,268 shares of Molecular Common Stock for issuance under the 2009 Plan. As of the date of this Agreement, of such reserved shares of Molecular Common Stock, 13,055 shares have been issued pursuant to the exercise of outstanding options, options to purchase 1,348,171 shares have been granted and are currently outstanding, and 91,042 shares of Molecular Common Stock remain available for future issuance pursuant to the 2009 Plan. Section 2.4(b) of the Molecular Disclosure Schedule sets forth the following information with respect to each Molecular Option outstanding, as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of Molecular Common Stock subject to such Molecular Option as of the date of this Agreement; (C) the exercise price of such Molecular Option; (D) the date on which such Molecular Option was granted; and (E) the date on which such Molecular Option expires. No vesting of Molecular Options will accelerate as a result of the Merger.

(c)       Except for the outstanding Molecular Warrants and Molecular Convertible Notes set forth on Section 2.4(a) of the Molecular Disclosure Schedule and for the Molecular Options set forth on Section 2.4(b) of the Molecular Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Molecular; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Molecular; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Molecular is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Molecular. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock units, equity-based or other similar rights with respect to Molecular.

(d)       (i) None of the outstanding shares of Molecular Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Molecular Capital Stock are subject to any right of first refusal in favor of Molecular; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Molecular having a right to vote on any matters on which the Molecular Stockholders have a right to vote; (iv) there is no Molecular Contract to which Molecular is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Molecular Capital Stock. Molecular is not under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Molecular Capital Stock or other securities.

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(e)       All outstanding shares of Molecular Capital Stock, as well as all Molecular Options, Molecular Warrants and Molecular Convertible Notes, have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

2.5       Financial Statements.

(a)       Section 2.5(a) of the Molecular Disclosure Schedule includes true and complete copies of (i) Molecular’s audited balance sheets at December 31, 2015 and December 31, 2016 and (ii) Molecular’s audited statements of income, cash flow and stockholders’ equity for the years ended December 31, 2015 and December 31, 2016 (collectively, the “Molecular Financials”). The Molecular Financials (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Molecular Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present the financial condition and operating results of Molecular as of the dates and for the periods indicated therein.

(b)       Molecular maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Molecular maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)       Section 2.5(c) of the Molecular Disclosure Schedule lists, and Molecular has delivered to Threshold, accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by Molecular since January 1, 2016.

(d)       Since January 1, 2016, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Molecular, Molecular’s Board of Directors or any committee thereof. Since January 1, 2016, neither Molecular nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Molecular, (ii) any fraud, whether or not material, that involves Molecular’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Molecular or (iii) any claim or allegation regarding any of the foregoing.

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Absence of Changes. Except as set forth in Section 2.6 of the Molecular Disclosure Schedule, between January 1, 2017 and the date of this Agreement, Molecular has conducted its business in the Ordinary Course of Business and there has not been (a) any event that has had a Molecular Material Adverse Effect or (b) or any action, event or occurrence that would have required consent of Threshold pursuant to Section 4.3(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Title to Assets. Except with respect to material Molecular IP Rights, which are covered in Section 2.9, Molecular owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Molecular Audited Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Molecular; and (iii) liens listed in Section 2.7 of the Molecular Disclosure Schedule.

Real Property; Leaseholds. Molecular does not currently own and has never owned any real property or any interest in real property, except for the leaseholds created under the real property leases (including any amendments thereto) identified in Section 2.8 of the Molecular Disclosure Schedule (the “Molecular Leases”), which are each in full force and effective, with no existing material default thereunder.

2.9       Intellectual Property.

(a)       To Molecular’s Knowledge, Molecular, owns, has validly licensed, or has the right to use all Molecular IP Rights, except for any failure to own, license or have the right to use that would not constitute a Molecular Material Adverse Effect.

(b)       Section 2.9(b) of the Molecular Disclosure Schedule is an accurate, true and complete listing of all Molecular Registered IP owned by Molecular.

(c)       Section 2.9(c) of the Molecular Disclosure Schedule accurately identifies (i) all material Molecular IP Rights licensed to Molecular (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software or (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Molecular’s products or services (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials, and (C)(1) agreements between Molecular and its respective employees and consultants or (2) non-disclosure or other template agreements entered into in the Ordinary Course of Business); (ii) the corresponding Molecular Contracts pursuant to which such Molecular IP Rights are licensed to Molecular; (iii) whether the license or licenses granted to Molecular are exclusive or non-exclusive; and (iv) whether any funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, such Molecular IP Rights.

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(d)       Section 2.9(d) of the Molecular Disclosure Schedule accurately identifies each material Molecular Contract pursuant to which any Person (other than Molecular) has been granted any license or option to obtain a license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Molecular IP Rights (other than (i) any non-disclosure or other template agreements entered into in the Ordinary Course of Business, and/or (ii) other non-exclusive licenses entered into in the Ordinary Course of Business). Molecular is not bound by, and no Molecular IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Molecular to use, exploit, assert or enforce any Molecular IP Rights anywhere in the world, in each case as would materially limit the business of Molecular as currently conducted or planned to be conducted.

(e)       Except as identified on Section 2.9(e) of the Molecular Disclosure Schedule, Molecular solely owns all right, title, and interest to and in the Molecular Registered IP listed on (or required to be listed on) Section 2.9(b) of the Molecular Disclosure Schedule free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i)       All documents and instruments necessary to register or apply for or renew registration of all Molecular Registered IP that is solely owned by Molecular has been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not constitute a Molecular Material Adverse Effect.

(ii)       Each Person who is or was an employee or contractor of Molecular and who is or was involved in the creation or development of any Molecular IP Rights has signed a written agreement containing an assignment of such Intellectual Property to Molecular and confidentiality provisions protecting trade secrets and confidential information of Molecular; provided, that any such agreement with a third party contractor for research, development or manufacturing services on behalf of Molecular may provide that such third party contractor reserves its rights in improvements to such third party contractor's intellectual property or generally applicable research, development or manufacturing technology, in either case that is not specific to any product or service of Molecular. To the Knowledge of Molecular, no current or former stockholder, officer, director, employee or contractor of Molecular has any claim, right (whether or not currently exercisable), or interest to or in any Molecular IP Rights. To the Knowledge of Molecular, no employee or contractor of Molecular is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Molecular or (b) in breach of any Contract with any current or former employer or other Person concerning Molecular IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Molecular IP Rights.

(iii)       No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Molecular IP Rights in which Molecular has an ownership interest.

(iv)       Molecular has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Molecular holds, or purports to hold, as a trade secret.

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(v)       Except as set forth on this Section 2.9(e)(v) of the Molecular Disclosure Schedule, Molecular has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Molecular IP Rights to any other Person.

(vi)       To the Knowledge of Molecular, the Molecular IP Rights constitute all Intellectual Property necessary for Molecular to conduct its business as currently conducted or planned to be conducted.

(f)       Molecular has delivered, or made available to Threshold, a complete and accurate copy of all material Molecular IP Rights Agreements. Molecular is not a party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Molecular IP Rights or impair the right of Molecular or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Molecular IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Molecular Material Adverse Effect. With respect to each of the Molecular IP Rights Agreements: (i) each such agreement is valid and binding on Molecular and in full force and effect; (ii) Molecular has not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) neither Molecular, and to the Knowledge of Molecular, nor any other party to any such agreement, is in breach or default thereof in any material respect.

(g)       The manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Molecular (i) does not violate or constitute a breach of any license or agreement between Molecular and any third party, and, (ii) to the Knowledge of Molecular, does not infringe or misappropriate any Intellectual Property right of any other party. Molecular has disclosed in correspondence to Threshold the third-party patents and patent applications found during all freedom to operate searches that were conducted by Molecular related to any product or technology currently licensed or sold or under development by Molecular. To the Knowledge of Molecular, no third party is infringing upon or misappropriating, or violating any license or agreement with Molecular relating to, any Molecular IP Rights. There is no current or, to the Knowledge of Molecular, pending challenge, claim or Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any Molecular IP Rights, nor has Molecular received any written notice asserting that the manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Molecular conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(h)       Each item of Molecular IP Rights that is Molecular Registered IP that is solely owned by Molecular is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Molecular Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not constitute a Molecular Material Adverse Effect.

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(i)       No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Molecular conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Molecular has or purports to have an ownership interest has been impaired as determined by Molecular in accordance with GAAP.

(j)       (i) Molecular is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) Molecular has not ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

2.10       Material Contracts.

(a)       Section 2.10(a) of the Molecular Disclosure Schedule lists the following Molecular Contracts, effective as of the date of this Agreement (each, a “Molecular Material Contract” and collectively, the “Molecular Material Contracts”):

(i)       each Molecular Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii)       each Molecular Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by Molecular on 90 calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit Molecular’s or its successor’s ability to terminate employees at will;

(iii)       each Molecular Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv)       each Molecular Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v)       each Molecular Contract containing (A) any covenant limiting the freedom of Molecular or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

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(vi)       each Molecular Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(vii)       each Molecular Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(viii)       each Molecular Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of Molecular or any loans or debt obligations with officers or directors of Molecular;

(ix)       each Molecular Contract relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Molecular; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Molecular has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Molecular has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Molecular; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Molecular or any Contract to sell, distribute or commercialize any products or service of Molecular, in each case, except for Molecular Contracts entered into in the Ordinary Course of Business;

(x)       each Molecular Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Molecular in connection with the Contemplated Transactions;

(xi)       each Molecular IP Rights Agreement other than those that are immaterial;

(xii)       each Molecular Lease; or

(xiii)       any other Molecular Contract that is not terminable at will (with no penalty or payment) by Molecular and (A) which involves payment or receipt by Molecular after the date of this Agreement under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of Molecular.

(b)       Molecular has delivered or made available to Threshold accurate and complete (except for applicable redactions thereto) copies of all Molecular Material Contracts, including all amendments thereto. There are no Molecular Material Contracts that are not in written form. Molecular has not, and to Molecular’s Knowledge, as of the date of this Agreement no other party to a Molecular Material Contract has, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Molecular Material Contract in such manner as would permit any other party to cancel or terminate any such Molecular Material Contract, or would permit any other party to seek damages

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that constitutes a Molecular Material Adverse Effect. As to Molecular, as of the date of this Agreement, each Molecular Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Undisclosed Liabilities. As of the date of this Agreement, Molecular has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities identified as such in the “liabilities” column of the Molecular Audited Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Molecular since the date of the Molecular Audited Balance Sheet in the Ordinary Course of Business and that are not in excess of $100,000 in the aggregate; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Molecular under Molecular Contracts, including the reasonably expected performance of such Molecular Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions including the Threshold Note; and (e) Liabilities listed in Section 2.11 of the Molecular Disclosure Schedule.

2.12       Compliance; Permits; Restrictions.

(a)       Molecular is, and since January 1, 2012 has been, in compliance with all applicable Legal Requirements except for any non-compliance that would not constitute a Molecular Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Molecular, threatened against Molecular. There is no Contract, judgment, injunction, order or decree binding upon Molecular which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Molecular, any acquisition of material property by Molecular or the conduct of business by Molecular as currently conducted, (ii) would reasonably be expected to have an adverse effect on Molecular’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

(b)       Molecular holds all required Governmental Authorizations which are material to the operation of the business of Molecular (the “Molecular Permits”) as currently conducted. Section 2.12(b) of the Molecular Disclosure Schedule identifies each Molecular Permit. As of the date of this Agreement, Molecular is in material compliance with the terms of the Molecular Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Molecular, threatened, which seeks to revoke, limit, suspend, or materially modify any Molecular Permit. The rights and benefits of each material Molecular Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Molecular immediately prior to the Effective Time.

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(c)       There are no proceedings pending or, to the Knowledge of Molecular, threatened with respect to an alleged violation by Molecular of the Federal Food, Drug, and Cosmetic Act (“FDCA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substances Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d)       Molecular holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Molecular as currently conducted, and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Molecular Product Candidates”). Molecular holds all required Governmental Authorizations issuable by any Governmental Body necessary for the conduct of its business as currently conducted (the “Molecular Regulatory Permits”) and no such Molecular Regulatory Permit has been (i) revoked, withdrawn, suspended, canceled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Molecular is in compliance in all material respects with the Molecular Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Molecular Regulatory Permit or (B) any revocation, withdrawal, suspension, cancelation, termination or material modification of any Molecular Regulatory Permit. Molecular has made available to Threshold all information requested by Threshold in Molecular’s possession or control relating to the Molecular Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Molecular Product Candidates, including complete copies of the following (to the extent there are any): adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency.

(e)       All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Molecular or in which Molecular or its current products or product candidates, including the Molecular Product Candidates, have participated were, and if still pending are being, conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2012, Molecular has not received any notices, correspondence or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of Molecular threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Molecular or in which Molecular or its current products or product candidates, including the Molecular Product Candidates, have participated.

(f)       To the Knowledge of Molecular, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Molecular or its officers, employees or agents. Molecular is not the subject of any pending, or to the Knowledge of Molecular, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts,

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Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Molecular, Molecular has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or Molecular Product Candidates that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither Molecular, and to the Knowledge of Molecular, nor any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of Molecular, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Molecular or any of its officers, employees or agents.

2.13       Tax Matters.

(a)       Molecular has timely filed all income Tax Returns and other material Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Molecular is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Molecular does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b)       All material Taxes due and owing by Molecular on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Molecular have been reserved for on the Molecular Audited Balance Sheet in accordance with GAAP. Since the date of the Molecular Audited Balance Sheet, Molecular has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)       Molecular has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)       There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Molecular’s Unaudited Interim Balance Sheet) upon any of the assets of Molecular.

(e)       No material deficiencies for Taxes with respect to Molecular have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Molecular. No issues relating to Taxes of Molecular were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Molecular has delivered or made available to Threshold complete and accurate copies of all federal income Tax and all other material Tax Returns of Molecular (and predecessors) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Molecular (and predecessors), with respect to federal income Tax and all other material Taxes. Molecular (and its

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predecessors) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f)       All material elections with respect to Taxes affecting Molecular as of the date hereof are set forth on Section  2.13(f) of the Molecular Disclosure Schedule. Molecular has not (i) agreed, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (iii) made any of the foregoing elections nor is required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g)       Molecular has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)       Molecular is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords, the primary purpose of which does not relate to Taxes.

(i)       Molecular has never been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Molecular) for federal, state, local or foreign Tax purposes. Molecular does not have any Liability for the Taxes of any Person (other than Molecular) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(j)       Molecular has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k)       Molecular is not a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Molecular, other arrangement or contract which is treated as a partnership for Tax purposes.

(l)       Molecular will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date, (iii) prepaid amount or (iv) election under Section 108(i) of the Code.

(m)       Molecular has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

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(n)       Molecular has not taken any action, nor has any Knowledge of any fact or circumstance, that would reasonably be expected to prevent the Contemplated Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.14       Employee and Labor Matters; Benefit Plans.

(a)       Section 2.14(a) of the Molecular Disclosure Schedule lists, as of the date of this Agreement, all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, disability, life or accident insurance, paid time off, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit, and all other compensation, plans, programs, agreements or arrangements, including but not limited to any employment, consulting, independent contractor, severance or executive compensation agreements or arrangements (other than regular salary or wages), written or otherwise, which are currently in effect relating to any present or former employee, independent contractor or director of Molecular or any Molecular Affiliate, or which is maintained by, administered or contributed to by, or required to be contributed to by, Molecular or any Molecular Affiliate, or under which Molecular or any Molecular Affiliate has incurred or may incur any liability (each, a “Molecular Employee Plan”).

(b)       With respect to each Molecular Employee Plan, Molecular has made available to Threshold a true and complete copy of, to the extent applicable, (i) such Molecular Employee Plan, (ii) the three most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Molecular Employee Plan, (iv) the most recent summary plan description, prospectus or similar employee summary for each Molecular Employee Plan, (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Molecular Employee Plan, (vi) all material notices, letters or other correspondence to or from any Governmental Body or agency thereof within the last three years; (vii) all non-discrimination tests for the most recent three plan years; and (viii) all material written agreements and Contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

(c)       Each Molecular Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on a favorable opinion letter with respect to such qualified status from the Internal Revenue Service. To the Knowledge of Molecular, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Molecular Employee Plan or the exempt status of any related trust.

(d)       Each Molecular Employee Plan has been operated and maintained in compliance, in all material respects, with its terms and, both as to form and operations, with all applicable Legal Requirements, including the Code and ERISA. Neither Molecular nor any Molecular Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Molecular Employee Plans. All contributions required to be made by Molecular or any Molecular Affiliate to any Molecular Employee Plan

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have been made on or before their due dates (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business consistent with past practice).

(e)       No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Molecular, is threatened, against or with respect to any Molecular Employee Plan, including any audit or inquiry by the IRS, United States Department of Labor or other Governmental Body.

(f)       Neither Molecular nor any Molecular Affiliate has announced its intention to modify or amend any Molecular Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Molecular Employee Plan.

(g)       No Molecular Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Molecular nor any Molecular Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Molecular Employee Plan is a Multiemployer Plan, and neither Molecular nor any Molecular Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Molecular Employee Plan is a Multiple Employer Plan.

(h)       No Molecular Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a Molecular Employee Plan qualified under Section 401(a) of the Code. Neither Molecular nor any Molecular Affiliate sponsors or maintains any self-funded employee benefit plan. No Molecular Employee Plan is subject to any Legal Requirement of any foreign jurisdiction outside of the United States.

(i)       To the Knowledge of Molecular, no payment pursuant to any Molecular Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) from Molecular, including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A of the Code, whether pursuant to the Contemplated Transactions or otherwise.

(j)       With respect to Molecular Options granted pursuant to the 2009 Plan, (i) each Molecular Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Molecular Option was duly authorized no later than the date on which the grant of such Molecular Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Molecular Board of Directors (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Molecular Option grant was made in accordance with the terms of the plan pursuant to which is was granted and all other applicable Legal Requirements, (iv) the per share exercise price of each Molecular Option was not less than the fair market value of a share of Molecular Common Stock on the applicable Grant

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Date, and (v) each such Molecular Option grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Molecular.

(k)       No Molecular Options, stock appreciation rights or other equity-based awards issued or granted by Molecular are subject to the requirements of Code Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) maintained by or under which Molecular makes, is obligated to make or promises to make, payments (each, a “Molecular 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Molecular 409A Plan is, or to the Knowledge of Molecular will be, subject to the penalties of Code Section 409A(a)(1).

(l)       To the Knowledge of Molecular, Molecular has paid all wages, bonuses, commissions and other benefits and sums due (and all required taxes, insurance, social security and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments to its employees and former employees and individuals performing services as independent contractors or consultants, other than accrued amounts representing wages, bonuses, or commission entitlements due for the current pay period or for the reimbursement of legitimate expenses. To the Knowledge of Molecular, Molecular is in material compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Effective Time, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(m)       To the Knowledge of Molecular, Molecular has materially complied in all material respects with all state and federal labor and employment laws, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, discrimination, harassment, retaliation, immigration control, employee classification, the federal and state WARN Acts, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Molecular Material Adverse Effect. To the Knowledge of Molecular, Molecular: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of Molecular, threatened or reasonably anticipated against Molecular relating to any employee, employment agreement, independent contractor, independent contractor agreement or Molecular Employee Plan. There are no pending or, to the Knowledge of Molecular, threatened or reasonably anticipated claims or actions against Molecular or any trustee of Molecular under any worker’s compensation policy or long-term disability policy. Molecular is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local

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agency or Governmental Body with respect to employment practices. Molecular has good labor relations.

(n)       Except as noted on Section 2.14(n) of the Molecular Disclosure Schedule, all individuals employed by Molecular are employed at-will and Molecular has no employment or other agreements that contain any severance, change in control, or termination pay liabilities, and all agreements with independent contractors or consultants may be terminated by Molecular without penalty or liability with 30 days or less notice. No current or former independent contractor of Molecular would reasonably be deemed to be a misclassified employee. Except as set forth on Section 2.14(n) of the Molecular Disclosure Schedule, no independent contractor is eligible to participate in any Molecular Employee Plan. Molecular has no material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer, or (C) any employee currently or formerly classified as exempt from overtime wages. Molecular has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Molecular prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(o)       No employee of Molecular is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the Knowledge of Molecular, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. To the Knowledge of Molecular, there is not, and no employee of Molecular has threatened, any labor dispute, work stoppage, labor strike or lockout against Molecular. To the Knowledge of Molecular, there are no (i) unfair labor practice charges or complaints against Molecular pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of Molecular no such charges or complaints are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against Molecular that arose out of or under any collective bargaining agreement.

(p)       There is no Contract or arrangement to which Molecular or any Molecular Affiliate is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise taxes paid pursuant to Sections 409A or 4999 of the Code.

(q)       Neither Molecular nor any Molecular Affiliate is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code or (ii) any amount the deduction for which would be disallowed under Section 162(m).

(r)       Except as set forth in Section 2.14(r) of the Molecular Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other

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event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of Molecular, (ii) materially increase or otherwise enhance any benefits otherwise payable by Molecular, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person by Molecular or (v) result in the forgiveness in whole or in part of any outstanding loans made by Molecular to any Person.

Environmental Matters. Molecular is in material compliance with all applicable Environmental Laws, which compliance includes the possession by Molecular of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof other than any failure to be in compliance or possess any such permits and authorized that is not a Molecular Material Adverse Effect. Molecular has not received since January 1, 2016 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Molecular is not in compliance with any Environmental Law, and, to the Knowledge of Molecular, there are no circumstances that may prevent or interfere with Molecular’s compliance with any Environmental Law in the future. To the Knowledge of Molecular: (i) no current or prior owner of any property leased or controlled by Molecular has received since January 1, 2016 any written notice or other communication relating to property owned or leased at any time by Molecular, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Molecular is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither it has any material liability under any Environmental Law.

2.16       Insurance.

(a)       Molecular has delivered or made available to Threshold accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Molecular, as of the date of this Agreement. Each of such insurance policies is in full force and effect and Molecular is in compliance with the terms thereof. As of the date of this Agreement, other than customary end of policy notifications from insurance carriers, since January 1, 2016, Molecular has not received any notice or other communication regarding any actual or possible: (a) cancelation or invalidation of any insurance policy; (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Molecular. Information provided to insurance carriers (in applications and otherwise) on behalf of Molecular is accurate and complete. Molecular has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against Molecular, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Molecular of its intent to do so.

(b)       Molecular has delivered to Threshold accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Molecular as of the date of this Agreement (the “Existing Molecular D&O Policies”). Section

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2.16(b) of the Molecular Disclosure Schedule accurately sets forth, as of the date of this Agreement, the most recent annual premiums paid by Molecular with respect to the Existing Molecular D&O Policies. All premiums for the Existing Molecular D&O Policies have been paid as of the date hereof.

2.17       Legal Proceedings; Orders.

(a)       There is no pending Legal Proceeding, and, to the Knowledge of Molecular, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Molecular, or to the Knowledge of Molecular, any director or officer of Molecular (in his or her capacity as such) or any of the material assets owned or used by Molecular; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions, in each case, except for any Legal Proceedings that would not constitute a Molecular Material Adverse Effect. To the Knowledge of Molecular, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)       There is no order, writ, injunction, judgment or decree to which Molecular, or any of the material assets owned or used by Molecular, is subject. To the Knowledge of Molecular, no officer of Molecular is subject to any order, writ, injunction, judgment or decree that prohibits such officer of Molecular from engaging in or continuing any conduct, activity or practice relating to the business of Molecular or to any material assets owned or used by Molecular.

Inapplicability of Anti-takeover Statutes. The Molecular Board of Directors has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Molecular Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Molecular Stockholder Support Agreements or any of the other Contemplated Transactions.

No Financial Advisor. Except as set forth on Section 2.19 of the Molecular Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Molecular.

Bank Accounts; Deposits.

(a)       Section 2.20 of the Molecular Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Molecular or any of the Molecular Subsidiaries at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of December 31, 2016 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b)       All deposits of Molecular (including those set forth on the Molecular Audited Balance Sheet) which are individually more than $100,000 or more than $250,000 in the aggregate are fully refundable to Molecular.

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Disclosure. The information supplied by Molecular for inclusion in the Proxy Statement / Prospectus / Information Statement (including any Molecular Financials) will not, as of the date of the Proxy Statement / Prospectus / Information Statement or as of the date such information is first mailed to Threshold Stockholders, (i) contain any untrue statement of any material fact or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

Related Party Transactions. Except as set forth in Section 2.22 of the Molecular Disclosure Schedule, there are no obligations of Molecular to, or Contracts with, current or former Affiliates, officers, directors, stockholders or employees of Molecular or their respective Affiliates or family members other than (a) for payment of ordinary course salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of Molecular, (c) benefits due under a Molecular Employee Plan and ordinary course fringe benefits listed in Section 2.14(a) of the Molecular Disclosure Schedule and (d) agreements relating to outstanding Molecular Options, Molecular Warrants or Molecular Convertible Notes. To Molecular’s Knowledge, no officer, director or employee of Molecular or Molecular Stockholder is directly interested in any Molecular Material Contract. Except as set forth in Section 2.22 of the Molecular Disclosure Schedule, neither Molecular nor any of its Affiliates, directors, officers or employees (x) possess, directly or indirectly, any financial interest in, or is a director, officer or employee of, any entity that is a material supplier, contractor lessor, lessee or competitor of Molecular or (y) has any claim or cause of action against Molecular.

2.23       Exclusivity of Representations; Reliance.

(a)       Except as expressly set forth in this Article 2, neither Molecular nor any Person on behalf of Molecular has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Molecular or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)       Molecular acknowledges and agrees that, except for the representations and warranties of Threshold and Merger Sub set forth in Article 3, neither Molecular nor its Representatives is relying on any other representation or warranty of Threshold, Merger Sub, or any other Person made outside of Article 3 of this Agreement, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

Article 3. REPRESENTATIONS AND WARRANTIES OF THRESHOLD AND MERGER SUB

Threshold and Merger Sub represent and warrant to Molecular as follows, except as set forth in the written disclosure schedule delivered by Threshold to Molecular (the “Threshold Disclosure Schedule”) (it being understood that the representations and warranties in this Article 3 are qualified by: (a) any exceptions and disclosures set forth in the section or subsection of the Threshold Disclosure Schedule corresponding to the particular section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Threshold Disclosure Schedule by reference to another section or subsection of the Threshold Disclosure Schedule; (c) any exceptions or disclosures set forth in any other section or subsection of the Threshold Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty); and (d) any exception or disclosure set forth in any Threshold SEC Documents (other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Threshold SEC Documents or other forward-looking statements in such Threshold SEC Documents). The inclusion of any information in the Threshold Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Threshold Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1       Subsidiaries; Due Organization; Organizational Documents.

(a)       Section 3.1(a) of the Threshold Disclosure Schedule identifies each Subsidiary of Threshold (the “Threshold Subsidiaries”). Neither Threshold nor any of the Threshold Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other Entity. Threshold has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Threshold has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)       Each of Threshold and the Threshold Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Threshold Contracts.

(c)       Each of Threshold and the Threshold Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified would not constitute a Threshold Material Adverse Effect.

(d)       Each director and officer of Threshold and the Threshold Subsidiaries as of the date of this Agreement is set forth in Section 3.1(d) of the Threshold Disclosure Schedule.

(e)       Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

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(f)       Threshold has delivered or made available to Molecular accurate and complete copies of (i) the certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto, for Threshold and each Threshold Subsidiary; and (ii) any code of conduct or similar policy adopted by Threshold or by the Threshold Board of Directors or any committee thereof. Neither Threshold nor any Threshold Subsidiary has taken any action in breach or violation of any of the provisions of its certificate of incorporation, bylaws or other charter or organizational documents nor is in breach or violation of any of the material provisions of their respective certificates of incorporation, bylaws or other charter or organizational documents, except as would not reasonably be expected to have, individually or in the aggregate, a Threshold Material Adverse Effect.

3.2       Authority; Vote Required.

(a)       Threshold and Merger Sub have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Threshold Board of Directors has: (i) determined that the Merger is fair to, and in the best interests of, Threshold and Threshold Stockholders; (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; (iii) recommended the approval of the Threshold Stockholder Matters by the Threshold Stockholders and directed that the Threshold Stockholder Matters be submitted for consideration by Threshold Stockholders in connection with the solicitation of the Required Threshold Stockholder Vote; and (iv) approved the Threshold Stockholder Support Agreements and the transactions contemplated thereby. The board of directors of Merger Sub has (A) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder; (B) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; and (C) recommended that the sole stockholder of Merger Sub adopt this Agreement and thereby approve the Merger and the applicable Contemplated Transactions. This Agreement has been duly executed and delivered by Threshold and Merger Sub and, assuming the due authorization, execution and delivery by Molecular, constitutes the legal, valid and binding obligation of Threshold and Merger Sub, enforceable against Threshold and Merger Sub in accordance with its terms, subject to: (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (2) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)       (i) The affirmative vote of the holders of a majority of outstanding shares of Threshold Common Stock is the only vote of the holders of any class or series of Threshold Capital Stock necessary to approve the Threshold Stockholder Matters (the “Required Threshold Stockholder Vote”) and (ii) the affirmative vote of the sole stockholder of Merger Sub is the only vote of the holders of any class or series of Merger Sub Capital Stock necessary to adopt this Agreement and approve the Merger and the applicable Contemplated Transactions (the “Required Merger Sub Stockholder Vote”).

3.3       Non-Contravention; Consents.

(a)       The execution and delivery of this Agreement by Threshold does not, and the performance of this Agreement by Threshold and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of Threshold or any of the Threshold Subsidiaries;

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(ii) subject to obtaining the Required Threshold Stockholder Vote and the Required Merger Sub Stockholder Vote and compliance with the requirements set forth in Section 3.3(b) below, conflict with or violate any Legal Requirement applicable to Threshold or the Threshold Subsidiaries or by which it or any of their respective properties is bound or affected, except for any such conflicts or violations that would not constitute a Threshold Material Adverse Effect; or (iii) except as listed on Section 3.3(a) of the Threshold Disclosure Schedule, require Threshold or any of the Threshold Subsidiaries to make any filing with or give any notice to a Person or make any payment, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Threshold’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Threshold or any of the Threshold Subsidiaries pursuant to, any Threshold Material Contract.

(b)       No material Consent, order of, or registration, declaration or filing with any Governmental Body is required by or with respect to Threshold or any of the Threshold Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i)  the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) any required filings under the HSR Act, and (iii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.

3.4       Capitalization.

(a)       The authorized capital stock of Threshold as of the date of this Agreement consists of: (i) 150,000,000 shares of common stock, par value $0.001 per share (the “Threshold Common Stock”), of which 71,591,814 shares are issued and outstanding as of the date of this Agreement, and (ii) 2,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are outstanding as of the date of this Agreement. Threshold does not hold any shares of its capital stock in treasury. All of the issued and outstanding shares of Threshold Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are outstanding Threshold Warrants to purchase 8,300,000 shares of Threshold Common Stock. Section 3.4(a) of the Threshold Disclosure Schedule lists, as of the date of this Agreement (A) each record holder of issued and outstanding Threshold Common Stock and the number of shares of Threshold Common Stock held by each such record holder and (B) (1) each holder of issued and outstanding Threshold Warrants, (2) the number of shares of Threshold Common Stock subject to such Threshold Warrants, (3) the exercise price of each such Threshold Warrant, and (4) the termination date of each such Threshold Warrant.

(b)       Except for the Threshold Stock Incentive Plan (the “2014 Plan”), Threshold does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Threshold has reserved 6,000,000 shares of Threshold Common Stock for issuance under the 2014 Plan. As of the date of this Agreement, of such reserved shares of Threshold Common Stock, (i) 10,249 shares have been issued pursuant to the exercise of outstanding options and options to purchase 10,919,210 shares have been granted and are currently outstanding, and (ii) 1,544,744 shares of Threshold Common Stock remain available for future issuance pursuant to the 2014 Plan. Section 3.4(b) of the

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Threshold Disclosure Schedule sets forth the following information with respect to each Threshold Option outstanding, as of the date of this Agreement: (1) the name of the optionee, (2) the number of shares of Threshold Common Stock subject to such Threshold Option as of the date of this Agreement, (3) the exercise price of such Threshold Option, (4) the date on which such Threshold Option was granted, (5) the date on which such Threshold Option expires, and (6) the vesting schedule applicable to such Threshold Option, including the extent vested to date and whether by its terms the vesting of such Threshold Option would be accelerated by the Contemplated Transactions.

(c)       Except for the outstanding Threshold Warrants set forth on Section 3.4(a) of the Threshold Disclosure Schedule and for the Threshold Options set forth on Section 3.4(b) of the Threshold Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Threshold or any of the Threshold Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Threshold or any of the Threshold Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Threshold or any of the Threshold Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Threshold or any of the Threshold Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights with respect to Threshold or any of the Threshold Subsidiaries.

(d)       (i) None of the outstanding shares of Threshold Capital Stock or Merger Sub Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Threshold Capital Stock or Merger Sub Capital Stock are subject to any right of first refusal in favor of Threshold or Merger Sub, as applicable; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Threshold or any of the Threshold Subsidiaries having a right to vote on any matters on which the Threshold Stockholders or the sole stockholder of Merger Sub, as applicable, have a right to vote; (iv) there is no Threshold Contract to which Threshold or any of the Threshold Subsidiaries is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Threshold Capital Stock or capital stock of any of the Threshold Subsidiaries. Neither Threshold nor any of the Threshold Subsidiaries are under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Threshold Capital Stock, capital stock of an of the Threshold Subsidiaries or other securities.

(e)       The authorized capital of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (“Merger Sub Capital Stock”), all of which are, and at the Effective Time will be, issued and outstanding and held of record by Threshold. The issued and outstanding shares of Merger Sub Capital Stock are duly authorized, validly issued, fully paid and nonassessable. Merger Sub has not at any time granted any stock options, restricted stock, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights.

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(f)       All outstanding shares of Threshold Capital Stock and Merger Sub Capital Stock, as well as all Threshold Options and all Threshold Warrants, have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

3.5       SEC Filings; Financial Statements.

(a)       Threshold has made available to Molecular accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Threshold with the SEC since January 1, 2015 (the “Threshold SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. All statements, reports, schedules, forms and other documents required to have been filed by Threshold or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Threshold SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Threshold SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Threshold SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this Article 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)       The financial statements (including any related notes) contained or incorporated by reference in the Threshold SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Threshold and the Threshold Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Threshold for the periods covered thereby. Other than as expressly disclosed in the Threshold SEC Documents filed prior to the date hereof, there has been no material change in Threshold’s accounting methods or principles that would be required to be disclosed in Threshold’s financial statements in accordance with GAAP. The books of account and other financial records of Threshold and the Threshold Subsidiaries are true and complete in all material respects.

(c)       Threshold’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Threshold, “independent” with respect to Threshold within the meaning of Regulation S-X under the Exchange Act; and (iii) to the

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Knowledge of Threshold, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Threshold Accounting Oversight Board thereunder.

(d)       Except as set forth in Section 3.5(d) of the Threshold Disclosure Schedule, from January 1, 2014 through the date hereof, Threshold has not received any comment letter from the SEC or the staff thereof or any correspondence from NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the Threshold Common Stock on The NASDAQ Capital Market. Threshold has not disclosed any unresolved comments in its SEC Documents.

(e)       Since January 1, 2014, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Threshold, the Threshold Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)       Threshold is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of The NASDAQ Capital Market.

(g)       Threshold maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Threshold maintains records that in reasonable detail accurately and fairly reflect Threshold’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Threshold Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Threshold’s assets that could have a material effect on Threshold’s financial statements. Threshold has evaluated the effectiveness of Threshold’s internal control over financial reporting and, to the extent required by applicable Legal Requirements, presented in any applicable Threshold SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Threshold has disclosed to Threshold’s auditors and the Audit Committee of the Threshold Board of Directors (and made available to Molecular a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Threshold’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Threshold’s internal control over financial reporting. Except as disclosed in the Threshold SEC Documents filed prior to the date hereof, Threshold has not identified any material weaknesses in the design or operation of Threshold’s internal control over financial reporting. Since January 1, 2014, there have been no material changes in Threshold’s internal control over financial reporting.

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(h)       Threshold’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Threshold in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Threshold’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

Absence of Changes. Except as set forth in Section 3.6 of the Threshold Disclosure Schedule, between January 1, 2017 and the date of this Agreement, each of Threshold and the Threshold Subsidiaries have conducted its business in the Ordinary Course of Business and there has not been (a) any event that has had a Threshold Material Adverse Effect or (b) or any action, event or occurrence that would have required consent of Molecular pursuant to Section 4.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Title to Assets. Except with respect to material Threshold IP Rights, which are covered in Section 3.9, each of Threshold and the Threshold Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Threshold Unaudited Interim Balance Sheet; and (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Threshold or any Threshold Subsidiary.

Real Property; Leaseholds. Neither Threshold nor any Threshold Subsidiary currently owns or has ever owned any real property or any interest in real property, except for the leaseholds created under the real property leases (including any amendments thereof) identified in Section 3.8 of the Threshold Disclosure Schedule (the “Threshold Leases”), which are each in full force and effective, with no existing material default thereunder.

3.9       Intellectual Property.

(a)       To Threshold’s Knowledge, Threshold, directly or through any of its Subsidiaries, owns, has validly licensed, or has the right to use all Threshold IP Rights, except for any failure to own, license or have the right to use that would not constitute a Threshold Material Adverse Effect.

(b)       Section 3.9(b) of the Threshold Disclosure Schedule is an accurate, true and complete listing of all Threshold Registered IP owned by Threshold or any of its Subsidiaries, provided that any and all such Threshold Registered IP which is included in any Potentially Transferable Assets Disposition consummated after the date of this Agreement shall be deemed excluded from Section 3.9(b) of the Threshold Disclosure Schedule with no further action on the part of any Party.

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(c)       Section 3.9(c) of the Threshold Disclosure Schedule accurately identifies (i) all material Threshold IP Rights licensed to Threshold or any of its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Threshold’s or any of its Subsidiaries’ products or services (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials, and (C)(1) agreements between Threshold or any of its Subsidiaries and their respective employees and consultants and/or (2) non-disclosure or other template agreements entered into in the Ordinary Course of Business); (ii) the corresponding Threshold Contracts pursuant to which such Threshold IP Rights are licensed to Threshold or any of its Subsidiaries; (iii) whether the license or licenses granted to Threshold or any of its Subsidiaries are exclusive or non-exclusive; and (iv) whether any funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, such Threshold IP Rights, provided that any and all such Threshold IP Rights, and corresponding information in clauses (ii) through (iv) of the foregoing, which are included in any Potentially Transferable Assets Disposition consummated after the date of this Agreement shall be deemed excluded from Section 3.9(c) of the Threshold Disclosure Schedule with no further action on the part of any Party.

(d)       Section 3.9(d) of the Threshold Disclosure Schedule accurately identifies each material Threshold Contract pursuant to which any Person (other than Threshold or any of its Subsidiaries) has been granted any license or option to obtain a license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Threshold IP Rights (other than (i) any non-disclosure or other template agreements entered into in the Ordinary Course of Business, and/or (ii) other non-exclusive licenses entered into in the Ordinary Course of Business), provided that any and all such Threshold Contracts which are included in any Potentially Transferable Assets Disposition consummated after the date of this Agreement shall be deemed excluded from Section 3.9(d) of the Threshold Disclosure Schedule with no further action on the part of any Party. Threshold is not bound by, and no Threshold IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Threshold or any of its Subsidiaries to use, exploit, assert or enforce any Threshold IP Rights anywhere in the world, in each case as would materially limit the business of Threshold as currently conducted or planned to be conducted.

(e)       Except as identified on Section 3.9(e) of the Threshold Disclosure Schedule, Threshold or one of its Subsidiaries solely owns all right, title, and interest to and in the Threshold Registered IP listed on (or required to be listed on) Section 3.9(b) of the Threshold Disclosure Schedule free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i)       All documents and instruments necessary to register or apply for or renew registration of all Threshold Registered IP that is solely owned by Threshold or one of its Subsidiaries has been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not constitute a Threshold Material Adverse Effect.

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(ii)       Each Person who is or was an employee or contractor of Threshold or any of its Subsidiaries and who is or was involved in the creation or development of any Threshold IP Rights has signed a written agreement containing an assignment of such Intellectual Property to Threshold or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Threshold and its Subsidiaries; provided, that any such agreement with a third party contractor for research, development or manufacturing services on behalf of Threshold or any of its Subsidiaries may provide that such third party contractor reserves its rights in improvements to such third party contractor's intellectual property or generally applicable research, development or manufacturing technology, in either case that is not specific to any product or service of Threshold or any of its Subsidiaries. To the Knowledge of Threshold and its Subsidiaries, no current or former stockholder, officer, director, employee or contractor of Threshold or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Threshold IP Rights. To the Knowledge of Threshold and its Subsidiaries, no employee or contractor of Threshold or any or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Threshold or such Subsidiary or (b) in breach of any Contract with any current or former employer or other Person concerning Threshold IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Threshold IP Rights.

(iii)       No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Threshold IP Rights in which Threshold or any of its Subsidiaries has an ownership interest.

(iv)       Threshold and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Threshold or such Subsidiary holds, or purports to hold, as a trade secret.

(v)       Neither Threshold nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Threshold IP Rights to any other Person, which, for clarity, excludes any such assignments or transfers made after the date of this Agreement pursuant to the Potentially Transferable Assets Dispositions.

(vi)       To the Knowledge of Threshold and the Threshold Subsidiaries, the Threshold IP Rights constitute all Intellectual Property necessary for Threshold and its Subsidiaries to conduct its business as currently conducted or planned to be conducted.

(f)       Threshold has delivered, or made available to Molecular, a complete and accurate copy of all material Threshold IP Rights Agreements. Neither Threshold nor any of its Subsidiaries is a party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Threshold IP Rights or impair the right of Threshold or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Threshold IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Threshold Material Adverse Effect. With respect to each of the Threshold IP Rights Agreements: (i) each such agreement is valid and binding on Threshold or its Subsidiaries, as applicable, and in full force and effect; (ii) Threshold has not received any notice of termination

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or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) neither Threshold nor its Subsidiaries, and to the Knowledge of Threshold, no other party to any such agreement, is in breach or default thereof in any material respect.

(g)       The manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Threshold or any of its Subsidiaries (i) does not violate or constitute a breach of any license or agreement between Threshold or its Subsidiaries and any third party, and, (ii) to the Knowledge of Threshold and its Subsidiaries, does not infringe or misappropriate any Intellectual Property right of any other party. Threshold has disclosed in correspondence to Threshold the third-party patents and patent applications found during all freedom to operate searches that were conducted by Threshold or its Subsidiaries related to any product or technology currently licensed or sold or under development by Threshold or its Subsidiaries. To the Knowledge of Threshold and its Subsidiaries, no third party is infringing upon or misappropriating, or violating any license or agreement with Threshold or its Subsidiaries relating to, any Threshold IP Rights. There is no current or, to the Knowledge of Threshold, pending challenge, claim or Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any Threshold IP Rights, nor has Threshold or any of its Subsidiaries received any written notice asserting that the manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Threshold or any of its Subsidiaries conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(h)       Each item of Threshold IP Rights that is Threshold Registered IP that is solely owned by Threshold or one of its Subsidiaries is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Threshold Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not constitute a Threshold Material Adverse Effect.

(i)       No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Threshold or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Threshold or any of its Subsidiaries has or purports to have an ownership interest has been impaired as determined by Threshold or any of its Subsidiaries in accordance with GAAP.

(j)       (i) Threshold is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) neither Threshold nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual

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Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

3.10       Material Contracts.

(a)       Section 3.10(a) of the Threshold Disclosure Schedule lists the following Threshold Contracts, effective as of the date of this Agreement (each, a “Threshold Material Contract” and collectively, the “Threshold Material Contracts”):

(i)       each Threshold Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii)       each Threshold Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by Threshold on 90 calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit Threshold’s, Threshold’s Subsidiaries’ ability to terminate employees at will;

(iii)       each Threshold Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv)       each Threshold Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v)       each Threshold Contract containing (A) any covenant limiting the freedom of Threshold, any Threshold Subsidiary or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(vi)       each Threshold Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(vii)       each Threshold Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(viii)       each Threshold Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of Threshold or any Threshold Subsidiary or any loans or debt obligations with officers or directors of Threshold;

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(ix)       each Threshold Contract relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Threshold; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Threshold has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Threshold has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Threshold; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Threshold or any Contract to sell, distribute or commercialize any products or service of Threshold, in each case, except Threshold Contracts entered into in the Ordinary Course of Business;

(x)       each Threshold Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Threshold in connection with the Contemplated Transactions;

(xi)       each Threshold IP Right Agreement other than those that are immaterial;

(xii)       each Threshold Lease; or

(xiii)       any other Threshold Contract that is not terminable at will (with no penalty or payment) by Threshold and (i) which involves payment or receipt by Threshold after the date of this Agreement under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (ii) that is material to the business or operations of Threshold.

(b)       Threshold has delivered or made available to Molecular accurate and complete (except for applicable redactions thereto) copies of all Threshold Material Contracts, including all amendments thereto. There are no Threshold Material Contracts that are not in written form. Neither Threshold nor any of the Threshold Subsidiaries has, nor to Threshold’s Knowledge, as of the date of this Agreement has any other party to a Threshold Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Threshold Material Contract in such manner as would permit any other party to cancel or terminate any such Threshold Material Contract, or would permit any other party to seek damages that constitutes a Threshold Material Adverse Effect. As of the date of this Agreement, each Threshold Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Undisclosed Liabilities. As of the date of this Agreement, neither Threshold nor any Threshold Subsidiary has any Liability, except for: (a) Liabilities identified as such in the Threshold Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Threshold since the date of the Threshold Unaudited Interim Balance Sheet in the Ordinary Course of Business and that are not in excess of $100,000 in the aggregate; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Threshold or any

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Threshold Subsidiary under Threshold Contracts, including the reasonably expected performance of such Threshold Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities described in Section 3.11 of the Threshold Disclosure Schedule; and (e) Liabilities incurred in connection with the Contemplated Transactions.

3.12       Compliance; Permits; Restrictions.

(a)       Threshold is, and since January 1, 2014, each of Threshold and its Subsidiaries has been in compliance with all applicable Legal Requirements except for any non-compliance that would not constitute a Threshold Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Threshold, threatened against Threshold or any Threshold Subsidiary. There is no Contract, judgment, injunction, order or decree binding upon Threshold or any Threshold Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Threshold or any Threshold Subsidiary, any acquisition of material property by Threshold or any Threshold Subsidiary or the conduct of business by Threshold or any Threshold Subsidiary as currently conducted, (ii) would reasonably be expected to have an adverse effect on Threshold’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

(b)       Threshold and the Threshold Subsidiaries hold all Governmental Authorizations that are material to the operation of its business (collectively, the “Threshold Permits”) as currently conducted. Section 3.12(b) of the Threshold Disclosure Schedule identifies each Threshold Permit. As of the date of this Agreement, each of Threshold and the Threshold Subsidiaries are in material compliance with the terms of the Threshold Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Threshold, threatened, which seeks to revoke, limit, suspend, or materially modify any Threshold Permit. The rights and benefits of each material Threshold Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Threshold and the Threshold Subsidiaries immediately prior to the Effective Time.

(c)       There are no proceedings pending or, to the Knowledge of Threshold, threatened with respect to an alleged violation by Threshold or any of its Subsidiaries of the FDCA, FDA regulations adopted thereunder, the Controlled Substances Act or any other similar Legal Requirements promulgated by the FDA or other Drug Regulatory Agency.

(d)       Threshold and each of its Subsidiaries hold all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Threshold or such Subsidiary as currently conducted, and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Threshold Product Candidates”). Threshold holds all required Governmental Authorizations issuable by any Governmental Body necessary for the conduct of its business as currently conducted (the “Threshold Regulatory Permits”) and no such

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Threshold Regulatory Permit has been (i) revoked, withdrawn, suspended, canceled or terminated or (ii) modified in any materially adverse manner. Threshold has not received any written notice or other written communication from any Governmental Body regarding any revocation, withdrawal, suspension, cancelation, termination or material modification of any Threshold Regulatory Permit. Threshold has made available to Molecular all information in its possession or control relating the development, clinical testing, manufacturing, importation and exportation of the Threshold Product Candidates, including complete copies of the following (to the extent there are any): adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency.

(e)       All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Threshold or any of the Threshold Subsidiaries or in which Threshold or its Subsidiaries or their respective current products or services have participated were conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2014, neither Threshold nor any of the Threshold Subsidiaries has received any notices, correspondence or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of Threshold threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Threshold or in which Threshold Product Candidates, have participated.

(f)       To the Knowledge of Threshold, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Threshold or its officers, employees or agents. Threshold is not the subject of any pending, or to the Knowledge of Threshold, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Threshold, Threshold has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or Threshold Product Candidates that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither Threshold, nor to the Knowledge of Threshold, any of its respective officers, employees or agents has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement.

3.13       Tax Matters.

(a)       Threshold and each of its Subsidiaries has timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither Threshold nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Threshold

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or any of its Subsidiaries do not file Tax Returns that such company is subject to taxation by that jurisdiction.

(b)       All material Taxes due and owing by Threshold or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Threshold and its Subsidiaries have been reserved for on the Threshold Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Threshold Unaudited Interim Balance Sheet, Threshold has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)       Threshold has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)       There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Threshold’s Unaudited Interim Balance Sheet) upon any of the assets of Threshold or any Threshold Subsidiary.

(e)       No material deficiencies for Taxes with respect to Threshold or any Threshold Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Threshold or any Threshold Subsidiary. No issues relating to Taxes of Threshold or any Threshold Subsidiary were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Threshold has delivered or made available Molecular complete and accurate copies of all federal income Tax and all other material Tax Returns of Threshold and each of the Threshold Subsidiaries (and the predecessors of each) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Threshold with respect to federal income Tax and all other material Taxes. Neither Threshold nor any Threshold Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f)       All material elections with respect to Taxes affecting Threshold or any of its Subsidiaries as of the date hereof are set forth on Section 3.13(f) of the Threshold Disclosure Schedule. Neither Threshold nor any of its Subsidiaries (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (iii) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g)       Neither Threshold nor any Threshold Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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(h)       Neither Threshold nor any Threshold Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords, the primary purpose of which does not relate to Taxes.

(i)       Neither Threshold nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Threshold) for federal, state, local or foreign Tax purposes. Neither Threshold nor any Threshold Subsidiary has any Liability for the Taxes of any Person (other than Threshold) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract or otherwise.

(j)       Neither Threshold nor any Threshold Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k)       Neither Threshold nor any Threshold Subsidiary is a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Threshold, other arrangement or contract which is treated as a partnership for Tax purposes.

(l)       Neither Threshold nor any Threshold Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date, (iii) prepaid amount, or (iv) election under Section 108(i) of the Code.

(m)       Neither Threshold nor any Threshold Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n)       Neither Threshold nor any Threshold Subsidiary has taken any action, or has any Knowledge of any fact or circumstance, that would reasonably be expected to prevent the Contemplated Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.14       Employee and Labor Matters; Benefit Plans.

(a)       Section 3.14(a) of the Threshold Disclosure Schedule lists, as of the date of this Agreement, all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, disability, life or accident insurance, paid time off, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit, and all other compensation, plans, programs, agreements or arrangements, including but not limited to any employment, consulting, independent contractor, severance or executive compensation

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agreements or arrangements (other than regular salary or wages), written or otherwise, which are currently in effect relating to any present or former employee, independent contractor or director of Threshold or any Threshold Affiliate, or which is maintained by, administered or contributed to by, or required to be contributed to by, Threshold, any of Threshold’s Subsidiaries or any Threshold Affiliate, or under which Threshold, any of Threshold’s Subsidiaries or any Threshold Affiliate has incurred or may incur any liability (each, an “Threshold Employee Plan”).

(b)       With respect to each Threshold Employee Plan, Threshold has made available to Molecular a true and complete copy of, to the extent applicable, (i) such Threshold Employee Plan, (ii) the three most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Threshold Employee Plan, (iv) the most recent summary plan description, prospectus or similar employee summary for each Threshold Employee Plan, (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Threshold Employee Plan, (vi) all material notices, letters or other correspondence to or from any Governmental Body or agency thereof within the last three years; (vii) all non-discrimination tests for the most recent three plan years; and (viii) all material written agreements and Contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

(c)       Each Threshold Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on a favorable opinion letter with respect to such qualified status from the Internal Revenue Service. To the Knowledge of Threshold, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Threshold Employee Plan or the exempt status of any related trust.

(d)       Each Threshold Employee Plan has been operated and maintained in compliance in all material respects, with its terms and, both as to form and operations, with all applicable Legal Requirements, including the Code and ERISA. Neither Threshold, any of its Subsidiaries, nor any Threshold Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Threshold Employee Plans. All contributions required to be made by Threshold, any of its Subsidiaries or any Threshold Affiliate to any Threshold Employee Plan have been made on or before their due dates (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business consistent with past practice).

(e)       No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Threshold, is threatened, against or with respect to any Threshold Employee Plan, including any audit or inquiry by the IRS, United States Department of Labor or other Governmental Body.

(f)       Neither Threshold nor any Threshold Affiliate has announced its intention to modify or amend any Threshold Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Threshold Employee Plan.

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(g)       No Threshold Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Threshold, nor any of its Subsidiaries or any Threshold Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Threshold Employee Plan is a Multiemployer Plan, and neither Threshold, nor any of its Subsidiaries or any Threshold Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Threshold Employee Plan is a Multiple Employer Plan.

(h)       No Threshold Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a Threshold Employee Plan qualified under Section 401(a) of the Code. Neither Threshold nor any Threshold Affiliate sponsors or maintains any self-funded employee benefit plan. No Threshold Employee Plan is subject to any Legal Requirement of any foreign jurisdiction outside of the United States.

(i)       To the Knowledge of Threshold, no payment pursuant to any Threshold Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) from Threshold or any of its Subsidiaries, including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A of the Code, whether pursuant to the Contemplated Transactions or otherwise.

(j)       With respect to Threshold Options granted pursuant to the 2014 Plan, (i) each Threshold Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Threshold Option was duly authorized no later than the date on which the grant of such Threshold Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Threshold Board of Directors (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Threshold Option grant was made in accordance with the terms of the plan pursuant to which is was granted and all other applicable Legal Requirements and (iv) the per share exercise price of each Threshold Option was not less than the fair market value of a share of Threshold Common Stock on the applicable Grant Date and (v) each such Threshold Option grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Threshold and disclosed in Threshold filings with the Securities and Exchange Commission in accordance with the Exchange Act and all other applicable Legal Requirements. Threshold has not knowingly granted, and there is no and has been no policy or practice of Threshold of granting, Threshold Options prior to, or otherwise coordinating the grant of Threshold Options with, the release or other public announcement of material information regarding Threshold or its results of operations or prospects.

(k)       No Threshold Options, stock appreciation rights or other equity-based awards issued or granted by Threshold are subject to the requirements of Code Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) maintained by or under which Threshold or any of its

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Subsidiaries makes, is obligated to make or promises to make, payments (each, a “Threshold 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Threshold 409A Plan is, or to the Knowledge of Threshold will be, subject to the penalties of Code Section 409A(a)(1).

(l)       To the Knowledge of Threshold, Threshold has paid all wages, bonuses, commissions and other benefits and sums due (and all required taxes, insurance, social security and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments to its employees and former employees and individuals performing services as independent contractors or consultants, other than accrued amounts representing wages, bonuses, or commission entitlements due for the current pay period or for the reimbursement of legitimate expenses. To the Knowledge of Threshold, Threshold is in material compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Effective Time, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(m)       To the Knowledge of Threshold, each of Threshold and its Subsidiaries has materially complied in all material respects with all state and federal labor and employment laws, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, discrimination, harassment, retaliation, immigration control, employee classification, the federal and state WARN Acts, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Threshold Material Adverse Effect. To the Knowledge of Threshold, Threshold: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of Threshold, threatened or reasonably anticipated against Threshold relating to any employee, employment agreement, independent contractor, independent contractor agreement or Threshold Employee Plan. There are no pending or, to the Knowledge of Threshold, threatened or reasonably anticipated claims or actions against Threshold or any trustee of Threshold under any worker’s compensation policy or long-term disability policy. Threshold is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Body with respect to employment practices. Threshold has good labor relations.

(n)       Except as noted on Section 3.14(n) of the Threshold Disclosure Schedule, all individuals employed by Threshold and its Subsidiaries are employed at-will and Threshold and its Subsidiaries have no employment or other agreements that contain any severance, change

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in control, or termination pay liabilities, and all agreements with independent contractors or consultants may be terminated by Threshold without penalty or liability with 30 days or less notice. No current or former independent contractor of Threshold or any of its Subsidiaries would reasonably be deemed to be a misclassified employee. Except as set forth on Section 3.14(n) of the Threshold Disclosure Schedule, no independent contractor is eligible to participate in any Threshold Employee Plan. Neither Threshold nor any of its Subsidiaries has material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer, or (C) any employee currently or formerly classified as exempt from overtime wages. Neither Threshold nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Threshold prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(o)       No employee of Threshold or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the Knowledge of Threshold, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. To the Knowledge of Threshold, there is not, and no employee of Threshold has threatened, any labor dispute, work stoppage, labor strike or lockout against Threshold or any of its Subsidiaries. To the Knowledge of Threshold, there are no (i) unfair labor practice charges or complaints against Threshold or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of Threshold no such charges or complaints are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against Threshold or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(p)       There is no Contract or arrangement to which Threshold or any Threshold Affiliate is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise taxes paid pursuant to Sections 409A or 4999 of the Code.

(q)       Neither Threshold nor any Threshold Affiliate is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code or (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(r)       None of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of Threshold, (ii) materially increase or otherwise enhance any benefits otherwise payable by Threshold, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation

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due to any Person by Threshold or (v) result in the forgiveness in whole or in part of any outstanding loans made by Threshold to any Person.

Environmental Matters. Threshold and each Threshold Subsidiary is in material compliance with all applicable Environmental Laws, which compliance includes the possession by Threshold of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof other than any failure to be in compliance or possess any such permits and authorized that is not a Threshold Material Adverse Effect. Neither Threshold nor any of its Subsidiaries has received since January 1, 2014 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Threshold or any of the Threshold Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Threshold, there are no circumstances that may prevent or interfere with Threshold’s compliance with any Environmental Law in the future. To the Knowledge of Threshold: (i) no current or prior owner of any property leased or controlled by Threshold or any of its Subsidiaries has received since January 1, 2014, any written notice or other communication relating to property owned or leased at any time by Threshold, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Threshold or any of its Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither Threshold nor any of its Subsidiaries has any material liability under any Environmental Law.

3.16       Insurance.

(a)       Threshold made available to Molecular accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Threshold and each Threshold Subsidiary, as of the date of this Agreement. Each of such insurance policies is in full force and effect and Threshold and each Threshold Subsidiary is in compliance with the terms thereof. As of the date of this Agreement, other than customary end of policy notifications from insurance carriers, since January 1, 2016, neither Threshold nor any Threshold Subsidiary has received any notice or other communication regarding any actual or possible: (a) cancelation or invalidation of any insurance policy; (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Threshold or any Threshold Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of Threshold and each Threshold Subsidiary is accurate and complete. Threshold and each Threshold Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Threshold or any Threshold Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Threshold or any Threshold Subsidiary of its intent to do so.

(b)       Threshold has delivered to Molecular accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Threshold and each Threshold Subsidiary as of the date of this Agreement (the “Existing Threshold D&O Policies”). Section 3.16(b) of the Threshold Disclosure Schedule accurately sets

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forth, as of the date of this Agreement, the most recent annual premiums paid by Threshold and each Threshold Subsidiary with respect to the Existing Threshold D&O Policies. All premiums for the Existing Threshold D&O Policies have been paid.

3.17       Legal Proceedings; Orders.

(a)       There is no pending Legal Proceeding, and, to the Knowledge of Threshold, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Threshold or any of the Threshold Subsidiary, or to the Knowledge of Threshold, any director or officer of Threshold (in his or her capacity as such) or any of the material assets owned or used by Threshold or any of the Threshold Subsidiaries; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions, in each case, except for any such Legal Proceedings that would not constitute a Threshold Material Adverse Effect. To the Knowledge of Threshold, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)       There is no order, writ, injunction, judgment or decree to which Threshold or any Threshold Subsidiary, or any of the material assets owned or used by Threshold or any Threshold Subsidiary, is subject. To the Knowledge of Threshold, no officer of Threshold or any Threshold Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of Threshold or any Threshold Subsidiary or to any material assets owned or used by Threshold or any Threshold Subsidiary.

Inapplicability of Anti-takeover Statutes. The Threshold Board of Directors and the board of directors of Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Threshold Stockholder Support Agreements and to the consummation of Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Threshold Stockholder Support Agreements or any of the other Contemplated Transactions.

No Financial Advisor. Except as set forth on Section 3.19 of the Threshold Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Threshold or any of the Threshold Subsidiaries.

Disclosure. The information supplied by Threshold and each Threshold Subsidiary for inclusion in the Proxy Statement / Prospectus / Information Statement will not, as of the date of the Proxy Statement / Prospectus / Information Statement or as of the date such information is first mailed to Threshold Stockholders, (i) contain any untrue statement of any material fact or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

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3.21       Bank Accounts; Deposits.

(a)       Section 3.21 of the Threshold Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Threshold or any of the Threshold Subsidiaries at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of December 31, 2016 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b)       All deposits of Threshold and any Threshold Subsidiary (including those set forth on the Threshold Unaudited Interim Balance Sheet) which are individually more than $100,000 or more than $250,000 in the aggregate are fully refundable to Threshold.

Transactions with Affiliates. Except as set forth in the Threshold SEC Documents filed prior to the date of this Agreement, since the date of Threshold’s last proxy statement filed in 2016 with the SEC, no event has occurred that would be required to be reported by Threshold pursuant to Item 404 of Regulation S-K promulgated by the SEC. No Person is (or may be deemed to be) an Affiliate of Threshold as of the date of this Agreement.

Valid Issuance. The Threshold Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and nonassessable.

Code of Ethics. Threshold has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal executive officer, principal financial officer, controller or principal accounting officer, or persons performing similar functions. Threshold has promptly disclosed any change in or waiver of Threshold’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of Threshold, there have been no violations of provisions of Threshold’s code of ethics by any such persons.

Opinion of Financial Advisor. The Threshold Board of Directors has received an opinion of Ladenburg Thalmann & Co. Inc., the financial advisor to Threshold, dated the date of this Agreement, to the effect that, subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair to the Threshold Stockholders from a financial point of view. Threshold will furnish an accurate and complete copy of such opinion to Molecular promptly following execution of this Agreement.

Shell Company Status. Threshold is not an issuer identified in Rule 144(i)(1) or of the Securities Act or a shell company as defined in Rule 12b-2 of the Exchange Act.

3.27       Exclusivity of Representations; Reliance.

(a)       Except as expressly set forth in this Article 3, neither Threshold, the Threshold Subsidiaries, nor any Person on behalf of  Threshold or the Threshold Subsidiaries has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Threshold or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any

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information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)       Threshold and Merger Sub acknowledge and agree that, except for the representations and warranties of Molecular set forth in Article 2, none of Threshold, Merger Sub or any of their respective Representatives is relying on any other representation or warranty of Molecular or any other Person made outside of Article 2 of this Agreement, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

Article 4. CERTAIN COVENANTS OF THE PARTIES

Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms hereto and the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to:

(a)       provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries;

(b)       provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and

(c)       permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer or other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or reasonably appropriate. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i)       the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within 30 calendar days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii)       all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount

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reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(iii)       any written materials or communications sent by or on behalf of a Party to its stockholders;

(iv)       any material notice, document or other communication sent by or on behalf of a Party to any party to any Threshold Material Contract or Molecular Material Contract, as applicable, or sent to a Party by any party to any Threshold Material Contract or Molecular Material Contract in connection the Contemplated Transactions, as applicable;

(v)       any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(vi)       any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii)       any material notice, report or other document received by a Party from any Governmental Body.

(d)       Notwithstanding the foregoing, (i) any Party may restrict the foregoing access to the extent that such Party reasonably believes any Legal Requirement applicable to such Party requires such Party to restrict or prohibit access to any of such Party’s properties or information and (ii) neither Party nor its respective Representatives or Subsidiaries shall be required to provide access to or disclose information where such Party reasonably believes access or disclosure would jeopardize the protection of attorney-client privilege.

4.2       Operation of Threshold’s Business.

(a)       Except as set forth on Section 4.2(a) of the Threshold Disclosure Schedule, as expressly required or permitted by this Agreement, including in connection with the Potentially Transferable Assets Dispositions, or as required by applicable Legal Requirements, during the Pre-Closing Period, Threshold shall: (i) conduct its business and operations in the Ordinary Course of Business; (ii) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable, subject to good faith disputes; and (iii) conduct its business and operations in compliance with all applicable Legal Requirements.

(b)       Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.2(b) of the Threshold Disclosure Schedule, as expressly required or permitted by this Agreement, or as required by applicable Legal Requirements, Threshold shall not, without the prior written consent of Molecular (which consent shall not be unreasonably withheld or delayed):

(i)       (A) declare, accrue, set aside or pay any dividend or made any other distribution in respect of any shares of Threshold Capital Stock or (B) repurchase, redeem or

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otherwise reacquire any shares of its capital stock or other securities except pursuant to Threshold Warrants existing as of the date of this Agreement;

(ii)       sell, issue or grant, or authorize the issuance of: (A) any capital stock or other security (except for shares of Threshold Common Stock issued upon the valid exercise of Threshold Options or Threshold Warrants outstanding as of the date of this Agreement), (B) any option, warrant or right to acquire any capital stock or any other security, (C) any equity-based award or instrument convertible into or exchangeable for any capital stock or other security, or (D) any debt securities or any rights to acquire any debt securities;

(iii)       amend the certificate of incorporation, bylaws or other charter or organizational documents of Threshold or Merger Sub, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv)       form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)       (A) lend money to any Person (except for reasonable advances to employees and consultants for travel and other reasonable business related expenses in the ordinary course of business), (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment individually in excess of $25,000 or in excess of $50,000 in the aggregate;

(vi)       (A) adopt, establish or enter into any Threshold Employee Plan, (B) cause or permit any Threshold Employee Plan to be amended other than as required by Legal Requirement, including in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by Molecular, (C) hire any additional employees or independent contractors or enter into or amend the term of any employment or consulting agreement with any employee or independent contractor other than as reasonably necessary for the completion of the Contemplated Transactions, (D) enter into any Contract with a labor union or collective bargaining agreement, (E) except as provided in the Threshold Disclosure Schedule, pay any bonus or make any profit-sharing or similar payment to (other than in the Ordinary Course of Business), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees, (F) except as provided in the Threshold Disclosure Schedule, accelerate the vesting of or entitlement to any payment, award, compensation or benefit with respect to any Threshold Associate, (G) except as provided in the Threshold Disclosure Schedule, pay or increase the severance or change of control benefits offered to any Threshold Associate, or (H) provide or make any Tax-related gross-up payment, provided, that Threshold may pay those Terminated Threshold Associate Payments set forth on Schedule 5.6(a) to the Terminated Threshold Associates in connection with their termination of employment or service;

(vii)       enter into any material transaction outside the Ordinary Course of Business;

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(viii)       except as set forth on Section 4.2(b)(iv) of the Threshold Disclosure Schedule, acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, in each case, other than in the Ordinary Course of Business;

(ix)       (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x)       enter into, amend or terminate any Threshold Contract that, if effective as of the date hereof, would constitute a Threshold Material Contract;

(xi)       initiate or settle any Legal Proceeding;

(xii)       after the Net Cash Calculation is finalized pursuant to Section 1.6, incur any Liabilities or otherwise take any actions other than in the Ordinary Course of Business so as to cause the final Net Cash Calculation to differ materially from actual Net Cash as of the Closing;

(xiii)       adopt any stockholder rights plan or similar arrangement;

(xiv)       use, amend or terminate its current at-the-market facility or enter into any similar program or facility;

(xv)       renew, extend or modify the current sublease for Threshold’s principal executive office space; or

(xvi)       agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement is intended to give Molecular, directly or indirectly, the right to control or direct Threshold’s operations during the Pre-Closing Period.

4.3       Operation of Molecular’s Business.

(a)       Except as set forth on Section 4.3(a) of the Molecular Disclosure Schedule, as expressly required or permitted by this Agreement or as required by applicable Legal Requirements, during the Pre-Closing Period, Molecular shall: (i) conduct its business and operations in the Ordinary Course of Business; (ii) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable, subject to good faith disputes; (iii) continue to make regularly scheduled payments on its existing debt when due and

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payable; and (iv) conduct its business and operations in compliance with all applicable Legal Requirements.

(b)       Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.3(b) of the Molecular Disclosure Schedule, as expressly permitted by this Agreement, or as required by applicable Legal Requirements, Molecular shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Threshold (which consent shall not be unreasonably withheld or delayed):

(i)       (A) declare, accrue, set aside or pay any dividend or made any other distribution in respect of any shares of Molecular Capital Stock or (B) repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities except pursuant to Molecular Contracts existing as of the date of this Agreement;

(ii)       sell, issue or grant, or authorize the issuance of: (A) any capital stock or other security (except in connection with shares of Molecular Common Stock issued upon the valid exercise of Molecular Options or Molecular Warrants outstanding as of the date of this Agreement), (B) any option, warrant or right to acquire any capital stock or any other security (except for the grant of options to purchase up to an aggregate 191,042 shares of Molecular Common Stock), (C) any equity-based award or instrument convertible into or exchangeable for any capital stock or other security, or (D) any debt securities or any rights to acquire any debt securities;

(iii)       amend the certificate of incorporation, bylaws or other charter or organizational documents of Molecular, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv)       form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)       except as set forth on this Section 4.3(b)(v) of the Molecular Disclosure Schedule, (A) lend money to any Person (except for reasonable advances to employees and consultants for travel and other reasonable business related expenses in the ordinary course of business), (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business or under the Molecular Loan and Security Agreement, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $250,000;

(vi)       (A) adopt, establish or enter into any Molecular Employee Plan, (B) cause or permit any Molecular Employee Plan to be amended other than as required by Legal Requirement, including in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by Threshold, (C) enter into any Contract with a labor union or collective bargaining agreement, (D) except as provided in the Molecular Disclosure Schedule, pay any bonus or make any profit-sharing or similar payment to (other than in the Ordinary Course of Business), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees, (E) except as provided

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in the Molecular Disclosure Schedule, accelerate the vesting of or entitlement to any payment, award, compensation or benefit with respect to any Molecular Associate, (F) except as provided in the Molecular Disclosure Schedule, pay or increase the severance or change of control benefits offered to any Molecular Associate, or (G) provide or make any Tax-related gross-up payment;

(vii)       except as set forth on this Section 4.3(b)(vii) of the Molecular Disclosure Schedule, acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, in each case, other than in the Ordinary Course of Business;

(viii)       (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(ix)       Enter into, amend or terminate any Molecular Contract that, if effective as of the date hereof, would constitute a Molecular Material Contract; provided, however, that notwithstanding the consent requirement set forth in this Section 4.3(b), Molecular shall be entitled to take such actions upon prompt written notice to Threshold;

(x)       initiate or settle any Legal Proceeding;

(xi)       adopt any stockholder rights plan or similar arrangement;

(xii)       Except as set forth on Section 4.3(b)(xii) of the Molecular Disclosure Schedule, renew, extend or modify the current leases or sublease for Molecular's principal executive office space; or

(xiii)       agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement is intended to give Threshold, directly or indirectly, the right to control or direct Molecular’s operations during the Pre-Closing Period.

4.4       Notification of Certain Matters.

(a)       During the Pre-Closing Period, Threshold shall:

(i)       promptly notify Molecular of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Threshold, or to the Knowledge of Threshold, any director or officer of Threshold, that is commenced or asserted against, or, to the Knowledge of Threshold,

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threatened against, Threshold or any director or officer of Threshold; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the Threshold Disclosure Schedule; and

(ii)       promptly notify Molecular in writing of: (A) the discovery by Threshold of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Threshold in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Threshold in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied if: (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (C) any breach of any covenant or obligation of Threshold in a manner that causes the condition set forth in Section 8.2 not to be satisfied; and (D) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Molecular pursuant to this Section 4.4(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Threshold contained in this Agreement or the Threshold Disclosure Schedule for purposes of Section 8.1.

(b)       During the Pre-Closing Period, Molecular shall:

(i)       promptly notify Threshold of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Molecular or any of its Subsidiaries, or to the Knowledge of Molecular, any director or officer of Molecular, that is commenced or asserted against, or, to the Knowledge of Molecular, threatened against, Molecular, any of its Subsidiaries, or any director or officer of Molecular; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the Molecular Disclosure Schedule; and

(ii)       promptly notify Threshold in writing, of: (i) the discovery by Molecular of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Molecular in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Molecular in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact

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or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of Molecular in a manner that causes the condition set forth in Section 7.2 not to be satisfied; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Threshold pursuant to this Section 4.4(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Molecular contained in this Agreement or the Molecular Disclosure Schedule for purposes of Section 7.1.

4.5       No Solicitation.

(a)       Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the Representatives retained by it or any of its Subsidiaries to directly or indirectly, other than with respect to Threshold, as necessary to communicate, discuss, negotiate or consummate the Potentially Transferable Assets Dispositions: (i) solicit, initiate, respond to or take any action knowingly to facilitate or encourage any inquiries or the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iii) furnish any information regarding such Party to any Person in connection with, in response to, relating to or for the purpose of assisting with or facilitating an Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Sections 5.2 and 5.3); (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction other than a confidentiality agreement permitted under Section 4.5(b) (an “Acquisition Agreement”); or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to the other Party) provided, that, each Party may grant such waiver or release under any confidentiality, standstill or similar agreement to a third party if the Board of Directors of such Party determines in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably constitute a breach of the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements. Notwithstanding the foregoing, with respect to Threshold, the subjects of any communications, discussions or negotiations, or the furnishing of information, in each case in connection with the Potentially Transferable Assets Dispositions pursuant to clauses (i) through (vii) in the preceding sentence shall be limited to information that is reasonably related to the Potentially Transferable Assets and, for the avoidance of doubt, shall not include any non-public information regarding (x) Threshold’s other assets, businesses or operations or (y) the Contemplated Transactions.

(b)       Notwithstanding anything contained in Section 4.5(b), prior to receipt of the Required Molecular Stockholder Vote, in the case of Molecular, or the Required Threshold Stockholder Vote, in the case of Threshold, (i) such Party may enter into discussions or negotiations with, any Person that has made (and not withdrawn) a bona fide, unsolicited, Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Offer, and (ii) thereafter furnish to such

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Person non-public information regarding such Party pursuant to an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement, but in each case of the foregoing clauses (i) and (ii), only if: (A) neither such Party nor any Representative of such Party has breached this Section 4.5; (B) the Board of Directors of such Party determines in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably constitute a breach of the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; (C) at least 24 hours prior to furnishing any such non-public information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; and (D) at least 24 hours prior to furnishing any such non-public information to such Person, such Party furnishes such non-public information to Molecular or Threshold, as applicable (to the extent such non-public information has not been previously furnished by such Party to Molecular or Threshold, as applicable). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(c)       If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party fully informed, on a current basis, in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto. In addition to the foregoing, each Party shall provide the other Party with at least five Business Days’ written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry it has received.

(d)       Each Party shall and shall cause its respective Representatives to, cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such third party (or its Representatives) in possession of non-public information in respect of such Party or its Subsidiaries that was furnished by or on behalf of such Party or its Subsidiaries to return or destroy (and confirm destruction of) all such information.

Potentially Transferable Assets. Threshold shall be entitled, but under no obligation, to sell, transfer, license, assign or otherwise divest the Potentially Transferable Assets for fair market value to a nonaffiliated third party in a bona fide arm’s length transaction that does not require any post-disposition expenditures or payments by Threshold, except for commercially

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reasonable indemnification obligations (each a “Potentially Transferable Asset Disposition” and collectively, the “Potentially Transferable Assets Dispositions”); provided, however, that the foregoing shall not apply to any Potentially Transferable Asset Disposition (whether alone or in combination with any other Potentially Transferable Assets Dispositions) that constitutes a sale of substantially all assets of Threshold for purposes of Section 271 of the DGCL. Notwithstanding anything to the contrary in this Agreement, the Merger and the other Contemplated Transactions shall not be delayed by or conditioned upon any Potentially Transferable Asset Disposition. Each Party acknowledges that Threshold may not be successful in completing, or may determine not to proceed, with any Potentially Transferable Assets Dispositions. For clarity, if the Potentially Transferable Assets Dispositions are not completed prior to the Effective Time, the Potentially Transferable Assets shall be retained by Threshold.

Article 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1       Registration Statement; Proxy Statement / Prospectus / Information Statement.

(a)       As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Proxy Statement / Prospectus / Information Statement and the Form S-4 Registration Statement, in which the Proxy Statement / Prospectus / Information Statement will be included as a prospectus.

(b)       Threshold shall notify Molecular promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement / Prospectus / Information Statement or the Form S-4 Registration Statement or for additional information and shall supply Molecular with copies of (i) all correspondence between Threshold or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement / Prospectus / Information Statement, the Form S-4 Registration Statement or the Contemplated Transactions and (ii) all orders of the SEC relating to the Form S-4 Registration Statement. Threshold shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement / Prospectus / Information Statement and Form S-4 Registration Statement, and Molecular and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff.

(c)       Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement / Prospectus / Information Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement / Prospectus / Information Statement to be mailed to Threshold’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Molecular

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occurs, or if Molecular becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement / Prospectus/ Information Statement, then Molecular shall promptly inform Threshold thereof and shall cooperate fully with Threshold in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of Threshold and Molecular.

(d)       Prior to the Effective Time, Threshold shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Threshold Common Stock to be issued in the Merger (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Molecular Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote pursuant to the Molecular Stockholder Written Consent; provided, however, that Threshold shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

(e)       Molecular shall reasonably cooperate with Threshold and provide Threshold, and require its Representatives to provide, Threshold and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding Molecular that is required by Legal Requirement to be included in the Form S-4 Registration Statement or reasonably requested from Molecular to be included in the Form S-4 Registration Statement. Prior to filing of the Form S-4 Registration Statement, Threshold (and Merger Sub) and Molecular shall use their respective reasonable best efforts to execute and deliver to Cooley LLP (“Cooley”) and to Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) the applicable “Tax Representation Letters” referenced in Section 5.11(c). Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, Threshold and Molecular shall use their respective reasonable best efforts to cause Cooley to deliver to Threshold, and to cause Pillsbury to deliver to Molecular, a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the Tax Representation Letters referred to in this Section 5.1(e) and Section 5.11(c).

5.2       Molecular Stockholder Written Consent.

(a)       Promptly after the S-4 Registration Statement has been declared effective by the SEC under the Securities Act, and in any event no later than five Business Days thereafter, Molecular shall obtain the Molecular Stockholder Written Consent for purposes of (i) adopting this Agreement, and approving the Merger, the Preferred Stock Conversion, the conversion of the Molecular Convertible Notes, the termination of the Investor Agreements, other certain actions and the actions contemplated by this Agreement (the “Molecular Stockholder Matters”); (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL; and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL.

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(b)       Molecular agrees that, subject to Section 5.2(c): (i) the Molecular Board of Directors shall recommend that Molecular Stockholders vote to approve the Molecular Stockholder Matters (the “Molecular Board Recommendation”) and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.2(a); and (ii) (A) the Molecular Board Recommendation shall not be withdrawn or modified in a manner adverse to Threshold, and no resolution by the Molecular Board of Directors or any committee thereof to withdraw or modify the Molecular Board Recommendation in a manner adverse to Threshold shall be adopted or proposed and (B) the Molecular Board of Directors shall not recommend any Acquisition Transaction (collectively a “Molecular Board Adverse Recommendation Change”).

(c)       Notwithstanding the foregoing, at any time prior to the receipt of the Required Molecular Stockholder Vote, the Molecular Board of Directors may make a Molecular Board Adverse Recommendation Change, if: (i) the Molecular Board of Directors has received an Acquisition Proposal that the Molecular Board of Directors has determined in its good faith judgment, after consultation with Molecular’s outside legal counsel, constitutes a Superior Offer or (ii) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Molecular that occurs or arises after the date of this Agreement (a “Molecular Intervening Event”), the Molecular Board of Directors determines in its good faith judgment, after consultation with Molecular’s outside legal counsel, that the failure to make a Molecular Board Adverse Recommendation Change would reasonably constitute a breach of its fiduciary obligations under applicable Legal Requirements; provided, however, that prior to Molecular taking any action permitted under this Section 5.2(c), (A) in the case of a Superior Offer, (1) Molecular must promptly notify Threshold, in writing, at least five Business Days (the “Notice Period”) before making a Molecular Board Adverse Recommendation Change, of its intention to take such action with respect to a Superior Offer, which notice shall state expressly that Molecular has received an Acquisition Proposal that the Molecular Board of Directors intends to declare a Superior Offer and that the Molecular Board of Directors intends to make a Molecular Board Adverse Recommendation Change, and (2) Molecular attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Offer; or (B) in the case of a Molecular Intervening Event, Molecular promptly notifies Threshold, in writing, within the Notice Period before making a Molecular Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Molecular Intervening Event and that the Molecular Board of Directors intends to make a Molecular Adverse Recommendation Change.

(d)       Unless the Molecular Board of Directors has effected a Molecular Board Adverse Recommendation Change in accordance with Section 5.2(c), Molecular’s obligation to solicit the consent of its stockholders to sign the Molecular Stockholder Written Consent in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Molecular Board Recommendation.

5.3       Threshold Stockholders’ Meeting.

(a)       Promptly after the Form S-4 Registration Statement has been declared effective by the SEC under the Securities Act, Threshold shall: (i) take all action necessary under

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applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Threshold Common Stock for the purpose of seeking approval of (A) the issuance of shares of Threshold Common Stock to the Molecular Stockholders pursuant to the terms of this Agreement, (B) if requested by Molecular prior to the filing with the SEC of the Proxy Statement / Prospectus / Information Statement, the amendment of Threshold’s certificate of incorporation to increase the authorized shares of Threshold Common Stock, (C) the amendment of Threshold’s Certificate of Incorporation to effect the Reverse Split, (D) the amendment of Threshold’s certificate of incorporation to effect the name change of Threshold, (E) if requested by Molecular prior to the filing with the SEC of the Proxy Statement / Prospectus / Information statement, adoption of a new equity incentive plan and/or an employee stock purchase plan, with share reserve amounts recommended by the Molecular Board of Directors or a committee thereof, and (F) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Threshold Stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to Threshold’s named executed officers in connection with the completion of the Merger, if applicable (the matters contemplated by the foregoing clauses (A)–(F), collectively, the “Threshold Stockholder Matters”); and (ii) mail to the Threshold Stockholders as of the record date established for stockholders’ meeting of Threshold, the Proxy Statement / Prospectus / Information Statement; provided, however, that in no event shall such meeting take place more than 60 calendar days after the date the S-4 Registration Statement is declared effective by the SEC (such meeting, the “Threshold Stockholders’ Meeting”).

(b)       Threshold agrees that, subject to Section 5.3(c): (i) the Threshold Board of Directors shall recommend that the holders of Threshold Common Stock vote to approve the Threshold Stockholder Matters; (ii) the Proxy Statement / Prospectus / Information Statement shall include a statement to the effect that the Threshold Board of Directors recommends that Threshold Stockholders vote to approve the Threshold Stockholder Matters (the “Threshold Board Recommendation”); (iii) the Threshold Board of Directors shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above; and (iv) (A) the Threshold Board Recommendation shall not be withdrawn or modified in a manner adverse to Molecular, and no resolution by the Threshold Board of Director or any committee thereof to withdraw or modify the Threshold Board Recommendation in a manner adverse to Molecular shall be adopted or proposed and (B) the Threshold Board of Directors shall not recommend any Acquisition Transaction (collectively a “Threshold Board Adverse Recommendation Change”).

(c)       Notwithstanding the foregoing, at any time prior to the receipt of the Required Threshold Stockholder Vote, the Threshold Board of Directors may make a Threshold Board Adverse Recommendation Change, if: (i) the Threshold Board of Directors has received an Acquisition Proposal that the Threshold Board of Directors has determined in its good faith judgment, after consultation with Threshold’s outside legal counsel, constitutes a Superior Offer or (ii) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Threshold that occurs or arises after the date of this Agreement (a “Threshold Intervening Event”), the Threshold Board of Directors determines in its good faith judgment, after consultation with Threshold’s outside legal counsel, that the failure to make a Threshold Board Adverse Recommendation Change would reasonably constitute a breach of its fiduciary obligations under applicable Legal Requirements; provided, however, that prior to Threshold taking any action permitted under this Section 5.3(c), (A) in the

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case of a Superior Offer, (1) Threshold must promptly notify Molecular, in writing, within the Notice Period before making a Threshold Board Adverse Recommendation Change, of its intention to take such action with respect to a Superior Offer, which notice shall state expressly that Threshold has received an Acquisition Proposal that the Threshold Board of Directors intends to declare a Superior Offer and that the Threshold Board of Directors intends to make a Threshold Board Adverse Recommendation Change, and (2) Threshold attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Offer; or (B) in the case of a Threshold Intervening Event, Threshold promptly notifies Molecular, in writing, within the Notice Period before making a Threshold Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Threshold Intervening Event and that the Threshold Board of Directors intends to make a Threshold Adverse Recommendation Change.

(d)       Unless the Threshold Board of Directors has effected a Threshold Board Adverse Recommendation Change in accordance with Section 5.3(c), Threshold’s obligation to call, give notice of and hold the Threshold Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Threshold Board Recommendation.

(e)       Nothing contained in this Agreement shall prohibit Threshold or its Board of Directors from (i) taking and disclosing to the Threshold Stockholders a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), (ii) making any disclosure to the Threshold Stockholders if the Threshold Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would reasonably constitute a breach of its fiduciary obligations under applicable Legal Requirements, and (iii) making a “stop, look and listen” communication to the Threshold Stockholders pursuant to Rule 14d-9(f) under the Exchange Act, provided, however, that (A) in the case of each of the foregoing clauses “(i)” and “(ii),” any such disclosure or public statement shall be deemed to be a Threshold Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless the Threshold Board of Directors reaffirms the Threshold Board Recommendation in such disclosure or public statement or within five Business Days of such disclosure or public statement; (B) in the case of clause “(iii),” any such disclosure or public statement shall be deemed to be a Threshold Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless the Threshold Board of Directors reaffirms the Threshold Board Recommendation in such disclosure or public statement or within 10 Business Days of such disclosure or public statement; and (C) Threshold shall not affect a Threshold Board Adverse Recommendation Change unless specifically permitted pursuant to the terms of Section 5.3(c).

5.4       Regulatory Approvals.

(a)       Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all Legal Requirements that may be imposed on such Party with respect to the Contemplated Transactions and, subject to the conditions set

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forth in Article 6 hereof, to consummate the Contemplated Transactions, as promptly as practicable. In furtherance and not in limitation of the foregoing, each Party hereto agrees to file or otherwise submit, as soon as practicable after the date of this Agreement, but in no event later than 10 Business Days of the date hereof, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall prepare and file, if and as required, (a) the Notification and Report Forms pursuant to the HSR Act and (b) any notification or other document to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. Molecular and Threshold shall respond as promptly as is practicable to: (i) any reasonable requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any reasonable requests received from any state attorney general, competition authority or other Governmental Body in connection with antitrust or competition matters.

(b)       Each of the Parties shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with timely making all required filings and submissions and timely obtaining all related consents, permits, authorizations or approvals pursuant to Section 5.4(a); and (ii) keep Molecular or Threshold, as applicable, informed in all material respects and on a reasonably timely basis of any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Department of Justice or any other Governmental Body relating to the Contemplated Transactions. Subject to applicable Legal Requirements relating to the exchange of information, each Party shall, to the extent practicable, give the other party reasonable advance notice of all material communications with any Governmental Body relating to the Contemplated Transactions and each Party shall have the right to attend or participate in material conferences, meetings and telephone or other communications between the other Parties and regulators concerning the Contemplated Transactions.

(c)       Notwithstanding Sections 5.4(a) through 5.4(b) or any other provision of this Agreement to the contrary, in no event shall either Party be required to agree to (i) divest, license, hold separate or otherwise dispose of, encumber or allow a third party to utilize, any portion of its or their respective businesses, assets or contracts or (ii) take any other action that may be required or requested by any Governmental Body in connection with obtaining the consents, authorizations, orders or approvals contemplated by this Section 5.4 that, would have an adverse impact, in any material respect, on any of the Parties.

5.5       Molecular Options and Warrants.

(a)       Subject to Section 5.5(c), at the Effective Time, each Molecular Option that is outstanding and unexercised immediately prior to the Effective Time under the 2009 Plan, whether or not vested, shall be assumed by Threshold and converted into an option to purchase Threshold Common Stock, and Threshold shall assume the 2009 Plan and each such Molecular Option in accordance with the terms (as in effect as of the date of this Agreement) of the 2009 Plan and the terms of the stock option agreement by which such Molecular Option is evidenced. All rights with respect to Molecular Common Stock under Molecular Options assumed by Threshold shall thereupon be converted into rights with respect to Threshold Common Stock. Accordingly,

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from and after the Effective Time: (i) each Molecular Option assumed by Threshold may be exercised solely for shares of Threshold Common Stock; (ii) the number of shares of Threshold Common Stock subject to each Molecular Option assumed by Threshold shall be determined by multiplying (A) the number of shares of Molecular Common Stock that were subject to such Molecular Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Threshold Common Stock; (iii) the per share exercise price for the Threshold Common Stock issuable upon exercise of each Molecular Option assumed by Threshold shall be determined by dividing (A) the per share exercise price of Molecular Common Stock subject to such Molecular Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Molecular Option assumed by Threshold shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Molecular Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Molecular Option, such Molecular Option assumed by Threshold in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Threshold Common Stock subsequent to the Effective Time; and (B) the Threshold Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Molecular Board of Directors or any committee thereof with respect to each Molecular Option assumed by Threshold. Notwithstanding anything to the contrary in this Section 5.5(a), the conversion of each Molecular Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Threshold Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of Molecular Option shall not constitute a “modification” of such Molecular Option for purposes of Section 409A or Section 424 of the Code.

(b)       Threshold shall file with the SEC, no later than 30 calendar days after the Effective Time, a registration statement on Form S-8, if available for use by Threshold, relating to the shares of Threshold Common Stock issuable with respect to Molecular Options assumed by Threshold in accordance with Section 5.5(a).

(c)       Prior to the Effective Time, Molecular shall take all actions that may be necessary (under the 2009 Plan, the Molecular Warrants and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Molecular Options and Molecular Warrants have no rights with respect thereto other than those specifically provided in this Section 5.5.

5.6       Threshold Employee and Benefits Matters.

(a)       Effective immediately prior to the Closing Date, Threshold shall, and shall cause any of its Subsidiaries to, terminate the employment and service of each Threshold Associates (other than the Threshold directors) (the “Terminated Threshold Associates”) other than those employees which Molecular shall notify Threshold should not be terminated, such that neither Threshold nor any Threshold Subsidiary shall have any Threshold Associate in its employ or service as of the Effective Time other than those employees which Molecular has designated.

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As a condition to payment of any Terminated Threshold Associate Payment to a Terminated Threshold Associate, Threshold will use commercially reasonable efforts to obtain from each Terminated Threshold Associate an effective release of claims in a form approved by Molecular, with such release having become effective and irrevocable by its terms prior to the payment of any Terminated Threshold Associate Payment. Prior to the Closing, Threshold shall use commercially reasonable efforts to comply, in all material respects, with all of the requirements of the WARN Act and any applicable state Legal Requirement equivalent with respect to the Terminated Threshold Associates. Schedule 5.6(a) sets forth, with respect to each Terminated Threshold Associate, Threshold’s good faith estimate of the amount of all change of control payments, severance payments, termination or similar payments, retention payments, bonuses and other payments and benefits (including any COBRA costs), owed to or to be paid or provided to each Terminated Threshold Associate, and the amount by which any of such Terminated Threshold Associate’s compensation or benefits may be accelerated or increased, in each case, whether under any Threshold Employee Plan or otherwise, as a result of (i) the execution of this Agreement, (ii) the consummation of the Contemplated Transactions, or (iii) the termination of employment or service of such Terminated Threshold Associate (together, the “Terminated Threshold Associate Payments”). As soon as reasonably practicable after the Closing Date, Threshold shall cause all Terminated Threshold Associate Payments to be paid and satisfied in full such that Threshold, the Surviving Corporation, Molecular and any of their Affiliates shall not have any Liability with respect to the Terminated Threshold Associate on or following the Effective Time.

(b)       Each Threshold Option held by a Terminated Threshold Associate shall continue to be exercisable in accordance with its terms, and each Threshold Option that is held by a Threshold Associate other than a Terminated Threshold Associate shall remain outstanding and shall continue to vest and be exercisable in accordance with its terms. Effective no later than the day immediately preceding the Closing Date, Threshold shall terminate (i) all Threshold Employee Plans that are “employee benefit plans” within the meaning of ERISA, including but not limited to any Threshold Employee Plans intended to include a Code Section 401(k) arrangement (each, a “Threshold 401(k) Plan”), and (ii) each other Threshold Employee Plan set forth on Schedule 5.6(b) attached hereto, provided, that, following the date of this Agreement, Molecular and Threshold shall reasonably discuss amendments to Schedule 5.6(b), amendments to which shall not be unreasonably denied. Threshold shall provide Molecular with evidence that such Threshold Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Threshold Board of Directors. The form and substance of such resolutions shall be subject to reasonable review and approval of Molecular. Threshold also shall take such other actions in furtherance of terminating such Threshold Employee Plan(s) as Molecular may reasonably require. In the event that termination of the Threshold 401(k) Plans would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then Threshold shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Molecular no later than 14 calendar days prior to the Closing Date.

(c)       This Section 5.6 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement. Nothing in this Section 5.6, express or implied, will (i) constitute or be treated as an amendment of any Threshold Employee Plan or Molecular Employee Plan (or an undertaking to amend any such plan), (ii) prohibit Threshold, any Threshold Affiliate, Molecular, or any Molecular Affiliate from amending, modifying or terminating any Threshold

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Employee Plan or Molecular Employee Plan pursuant to, and in accordance with, the terms thereof, or (iii) confer any rights or benefits on any Person other than Threshold and Molecular.

5.7       Indemnification of Officers and Directors.

(a)       From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Threshold and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Threshold or Molecular (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Threshold or Molecular, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Threshold and the Surviving Corporation, jointly and severally, upon receipt by Threshold or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)       The certificate of incorporation and bylaws of each of Threshold and the Surviving Corporation shall contain, and Threshold shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Threshold and Molecular than are presently set forth in the certificate of incorporation and bylaws of Threshold and Molecular, as applicable, which provisions (as well as the indemnification agreements between Threshold and Molecular, as applicable, and such D&O Indemnified Parties (as in effect as of the date of this Agreement) in the forms made available to the other Party as of the date of this Agreement) shall not be amended, modified or repealed for a period of six years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Threshold or Molecular.

(c)       Threshold shall purchase a “tail” insurance policy with an effective date as of the Closing Date, which shall remain effective for six years following the Closing Date, at least the same coverage and amounts and containing the same terms and conditions that are not less favorable to the D&O Indemnified Parties.

(d)       Threshold shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.7 in connection with their enforcement of their rights provided in this Section 5.7.

(e)       The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, charter, statute, bylaw or agreement.

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The obligations of Threshold under this Section 5.7 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.7 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.7 applies, as well as their heirs and representatives, shall be third party beneficiaries of this Section 5.7, each of whom may enforce the provisions of this Section 5.7).

(f)       In the event Threshold or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Threshold or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7. Threshold shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.7.

Additional Agreements. The Parties shall (a) use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions and (b) reasonably cooperate with the other Parties and provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the Surviving Corporation to continue to meet its obligations under this Agreement following the Closing. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

Disclosure. Without limiting Molecular’s or Threshold’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party has approved such press release or disclosure in writing; (b) such Party has determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; (c) such press release or disclosure is consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); or (d) such press release or disclosure is to be issued or made pursuant to Section 5.3(e) or with respect to any Acquisition Proposal or Threshold Board Adverse Recommendation Change.

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Listing. Threshold shall use its commercially reasonable efforts to: (a) maintain its existing listing on the NASDAQ Capital Market; (b) prepare and submit a notification form for the listing of the shares of Threshold Common Stock to be issued in the Merger; and (c) to the extent required by NASDAQ Marketplace Rule 5110, to file an initial listing for the combined company on the NASDAQ Capital Market (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be approved for listing. Molecular will cooperate with Threshold as reasonably requested by Threshold with respect to the Nasdaq Listing Application and promptly furnish to Threshold all information concerning Molecular and Molecular Stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.10.

5.11       Tax Matters.

(a)       Threshold, Merger Sub and Molecular shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b)       This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c)       Molecular shall use its reasonable best efforts to deliver to Cooley and Pillsbury a “Tax Representation Letter,” dated as of the date of the tax opinions referenced in Section 5.1(e) and signed by an officer of Molecular, containing representations of Molecular, and Threshold (and Merger Sub) shall use its reasonable best efforts to deliver to Cooley and Pillsbury a “Tax Representation Letter,” dated as of the date of the tax opinions referenced in Section 5.1(e) and signed by an officer of Threshold (and Merger Sub), containing representations of Threshold, in each case as shall be reasonably necessary or appropriate to enable Cooley and Pillsbury to render the applicable opinions described in Section 5.1(e) of this Agreement.

(d)       All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Threshold will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Shareholders shall provide Threshold with (A) evidence reasonably satisfactory to Threshold that such Transfer Taxes have been paid by the Shareholders and (B) a clearance certificate or similar documents which may be required by any Tax authority to relieve Threshold of any obligation to withhold any portion of the payments to the Shareholders pursuant to this Agreement.

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Legends. Threshold shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Threshold Common Stock to be received in the Merger by Molecular Stockholders who may be considered “affiliates” of Threshold for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Threshold Common Stock.

Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

Directors and Officers. Prior to the Effective Time, but to be effective at the Effective Time, the Threshold Board of Directors shall (i) set the size of the Threshold Board of Directors at seven members and elect two designees selected by Molecular, two designees who shall be members of the Threshold Board of Directors as of the date of this Agreement, and three designees as mutually agreed upon by Threshold and Molecular (with such designees, in the aggregate, expected to satisfy the requisite independence requirements for the Threshold Board of Directors, as well as the sophistication and independence requirements for the required committees of the Threshold Board of Directors, pursuant to NASDAQ’s listing standards, including NASDAQ Listing Rule IM 5605-4), each to serve as a member of the Threshold Board of Directors, (ii) take all necessary action to appoint individuals stipulated by Molecular as officers of Threshold to hold the offices stipulated by Molecular, and (iii) appoint directors stipulated by Molecular to the committees of the Threshold Board of Directors stipulated by Molecular (with such directors, in the aggregate, expected to satisfy the sophistication and independence requirements for the required committees of the Threshold Board of Directors pursuant to NASDAQ’s listing standards).

Section 16 Matters. Prior to the Effective Time, Threshold shall take all such steps as may be required to cause any acquisitions of Threshold Common Stock and any options to purchase Threshold Common Stock resulting from the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Threshold, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to applicable to Threshold, Molecular, Merger Sub, or the Contemplated Transactions, then each of Threshold, Molecular, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Legal Requirement inapplicable to the foregoing.

Preferred Stock. Molecular shall take all action necessary to effect the conversion of Molecular Preferred Stock into Molecular Common Stock immediately prior to the Effective Time.

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Termination of Certain Agreements and Rights. Molecular shall use commercially reasonable efforts to terminate, at or prior to the Effective Time, those agreements set forth on Schedule 5.18 (collectively, the “Investor Agreements”).

Clinical Trial Support. Following the Closing, Threshold shall use its commercially reasonable efforts to continue the Evofosfamide Clinical Trial until completion of such study, subject to the determination from time to time by the post-Closing Board of Directors of Threshold that such continuation is in the best interests of Threshold.

Article 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

Effectiveness of Registration Statement. The Form S-4 Registration Statement has been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 Registration Statement has been issued by the SEC and no proceedings for that purpose and no similar proceeding has been initiated or, to the Knowledge of Threshold, threatened by the SEC.

No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger has been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

Stockholder Approval. (a) Molecular has obtained the Required Molecular Stockholder Vote, (b) Threshold has obtained the Required Threshold Stockholder Vote, and (c) Molecular has received evidence, in form and substance satisfactory to it, that Merger Sub has obtained the Required Merger Sub Stockholder Vote.

Regulatory Matters. Any waiting period applicable to the consummation of the Merger under the HSR Act has expired or been terminated, and there shall not be in effect any voluntary agreement between Threshold, Merger Sub and/or Molecular, on the one hand, and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body, on the other hand, pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that neither Molecular, on the one hand, nor Threshold or Merger Sub, on the other hand, shall enter into any such voluntary agreement without the written consent of all Parties.

Listing. (a) The existing shares of Threshold Common Stock have been continually listed on The NASDAQ Capital Market as of and from the date of this Agreement through the Closing Date, (b) the shares of Threshold Common Stock to be issued in the Merger shall be approved for listing (subject to official notice of issuance) on The NASDAQ Capital Market as of the Effective Time, and (c) to the extent required by NASDAQ Marketplace Rule 5110, the Nasdaq Listing Application has been approved for listing (subject to official notice of issuance).

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No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Threshold, Merger Sub or Molecular any damages or other relief that may be material to Threshold or Molecular; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Threshold; (d) that would materially and adversely affect the right or ability of Threshold or Molecular to own the assets or operate the business of Threshold or Molecular; or (e) seeking to compel Molecular, Threshold or any Subsidiary of Threshold to dispose of or hold separate any material assets as a result of the Merger.

Article 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF THRESHOLD AND MERGER SUB

The obligations of Threshold and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Threshold, at or prior to the Closing, of each of the following conditions:

Accuracy of Representations. (a) The representations and warranties of Molecular in Section 2.4(a), Section 2.4(b), and Section 2.4(c) (Capitalization), are true and correct in all but de minimis respects as of the date of this Agreement and are true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (b) all other representations and warranties of Molecular in Article 2 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Molecular Material Adverse Effect (provided that all “Molecular Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Molecular in Article 2 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

Performance of Covenants. Each of the covenants and obligations in this Agreement that Molecular is required to comply with or to perform at or prior to the Closing (other than the covenant set forth in Section 4.3(a)(iv)) have been complied with and performed by Molecular in all material respects. No failure by Molecular to perform the covenant set forth in Section 4.3(a)(iv) would constitute a Molecular Material Adverse Effect.

No Molecular Material Adverse Effect. Since the date of this Agreement, there has not occurred any Molecular Material Adverse Effect that is continuing.

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Preferred Stock Conversion. Molecular has effected a conversion of all shares of Molecular Preferred Stock into shares of Molecular Common Stock immediately prior to the Effective Time (the “Preferred Stock Conversion”).

Debt Conversion. Molecular shall have effected a conversion of the Molecular Convertible Notes.

Termination of Investor Agreements. The Investor Agreements shall have been terminated.

Agreements and other Documents. Threshold has received the following documents, each of which shall be in full force and effect as of the Closing Date:

(a)       a certificate executed by the Chief Executive Officer and Chief Financial Officer of Molecular confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.5 and 7.6 have been duly satisfied;

(b)        (i) certificates of good standing of Molecular in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified to do business, (ii) certified copies of the certificate of incorporation and bylaws of Molecular, (iii) a certificate as to the incumbency of the Chief Executive Officer and Chief Financial Officer of Molecular, and (iv) the adoption of resolutions of the Molecular Board of Directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Molecular hereunder;

(c)       a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Threshold along with written authorization for Threshold to deliver such notice form to the Internal Revenue Service on behalf of Molecular upon the Closing; and

(d)       the Allocation Certificate.

Molecular Lock-up Agreements. The Molecular Lock-up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

MD Anderson. Molecular shall use commercially reasonable efforts to continue to support the Evofosfamide Clinical Trial following the Closing.

Article 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF MOLECULAR

The obligations of Molecular to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by Molecular, at or prior to the Closing, of each of the following conditions:

Accuracy of Representations. (a) The representations and warranties of Threshold and Merger Sub in Section 3.4(a), Section 3.4(b), Section 3.4(c) and Section 3.4(e) (Capitalization), are true and correct in all but de minimis respects as of the date of this Agreement

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and are true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (b) all other representations and warranties of Threshold and Merger Sub in Article 3 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Threshold Material Adverse Effect (provided that all “Threshold Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Threshold in Article 3 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

Performance of Covenants. Each of the covenants and obligations in this Agreement that either Threshold or Merger Sub is required to comply with or to perform at or prior to the Closing (other than the covenants set forth in Section 4.2(a)(iii) or Section 4.2(b)(vii)) have been complied with or performed in all material respects. No failure by Threshold to perform the covenants set forth in Section 4.2(a)(iii) or Section 4.2(b)(vii) would constitute a Threshold Material Adverse Effect.

No Threshold Material Adverse Effect. Since the date of this Agreement, there has not occurred any Threshold Material Adverse Effect that is continuing.

Termination of Contracts. Threshold will use commercially reasonable efforts to terminate Threshold Contracts that are not necessary for Molecular’s business as currently conducted (other than the Threshold Contracts listed on Schedule 8.4); provided, that, following the date of this Agreement Molecular and Threshold shall reasonably discuss the amendment of Schedule 8.4, amendments to which shall not be unreasonably denied.

Board of Directors and Officers. Threshold has caused the Threshold Board of Directors and the officers of Threshold, to be constituted as set forth in Section 5.14 of this Agreement effective as of the Effective Time.

Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of Threshold has failed to provide, with respect to any Threshold SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

Satisfaction of Liabilities. Threshold has satisfied all of its Liabilities with respect to the matters listed on Schedule 8.7 as of the Closing Date and Molecular has received payoff letters or other proof of payment evidencing the satisfaction of such Liabilities and authorization of release of any Encumbrances related to such Liabilities, in form and substance reasonably satisfactory to Molecular.

Amendments to Certificate of Incorporation. Threshold has effected the Reverse Split and has provided file-stamped copies of the amendments to Threshold’s certificate of incorporation effecting the Reverse Split and increase in the number of authorized shares of Threshold Common Stock.

Threshold Lock-up Agreements. The Threshold Lock-up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

Documents. Molecular has received the following documents, each of which shall be in full force and effect as of the Closing Date:

(a)       a certificate executed by the Chief Executive Officer and Chief Financial Officer (CFO, or if there is no CFO, the principal accounting officer) confirming that the conditions set forth in Sections 8.1, 8.2, 8.3, 8.5, 8.6, 8.8 and 8.9 have been duly satisfied; and

(b)       (i) certificates of good standing of each of Threshold and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which each is qualified to do business, (ii) certified copies of the certificate of incorporation and bylaws of Threshold and Merger Sub, (iii) a certificate as to the incumbency of the Chief Executive Officer and Chief Financial Officer (CFO) of each of Threshold and Merger Sub (or if there is no CFO, the principal accounting officer), and (iv) the adoption of resolutions of the Threshold Board of Directors and the board of directors of Merger Sub authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Threshold and Merger Sub hereunder.

(c)       resignations agreements in forms satisfactory to Molecular, dated as of the Closing Date and effective as of the Closing executed by all officers and directors of Threshold who are not to continue as officers or directors of Threshold pursuant to Section 5.14 hereof.

(d)       the Threshold Outstanding Share Certificate.

Article 9. TERMINATION

Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by Molecular’s stockholders or whether before or after approval of the Merger by Threshold’s stockholders, as applicable, unless otherwise specified below):

(a)       by mutual written consent duly authorized by the Boards of Directors of Threshold and Molecular;

(b)       by either Threshold or Molecular if the Merger shall not have been consummated by September 16, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Molecular, on the one hand, or to Threshold, on the other hand, if such Party’s (or, in the case of Threshold, Merger Sub’s) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement; provided, further, that, in the event that the SEC has not declared effective under the Securities

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Act the Form S-4 Registration Statement by the date which is 60 calendar days prior to the Outside Date, then either Molecular or Threshold shall be entitled to extend the date for termination of this Agreement pursuant to this Section 9.1(b) for an additional 60 calendar days from the Outside Date;

(c)       by either Threshold or Molecular if a court of competent jurisdiction or other Governmental Body has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)       by Threshold if the Required Molecular Stockholder Vote shall not have been obtained within five Business Days of the Form S-4 Registration Statement being declared effective by the SEC; provided, however, that once the Required Molecular Stockholder Vote has been obtained, Threshold may not terminate this Agreement pursuant to this Section 9.1(d);

(e)       by either Threshold or Molecular if (i) the Threshold Stockholders’ Meeting (including any adjournments and postponements thereof) has been held and completed and the Threshold Stockholders have taken a final vote on the Threshold Stockholder Matters and (ii) the Threshold Stockholder Matters have not been approved at the Threshold Stockholders’ Meeting (or any adjournment or postponement thereof) by the Required Threshold Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Threshold where the failure to obtain the Required Threshold Stockholder Vote has been caused by the action or failure to act of Threshold or Merger Sub and such action or failure to act constitutes a material breach by Threshold or Merger Sub of this Agreement;

(f)       by Molecular (at any time prior to obtaining the Required Threshold Stockholder Vote) if any of the following events have occurred: (i) Threshold failed to include the Threshold Board Recommendation in the Proxy Statement / Prospectus / Information Statement; (ii) the Threshold Board of Directors have approved, endorsed or recommended any Acquisition Proposal; (iii) Threshold has failed to hold the Threshold Stockholders’ Meeting within 60 calendar days of the Form S-4 Registration Statement being declared effective by the SEC under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such 60-calendar day period shall be tolled for the earlier of 60 calendar days or so long as such stop order remains in effect or such proceeding or threatened proceeding remains pending); (iv) Threshold has entered into any Acquisition Agreement (other than a confidentiality agreement permitted pursuant to Section 4.5); or (v) Threshold or any of its Representatives has willfully and intentionally materially breached the provisions set forth in Section 4.5;

(g)       by Threshold (at any time prior to the approval of the Merger by the Required Molecular Stockholder Vote) if any of the following events have occurred: (i) the Molecular Board of Directors failed to include the Molecular Board Recommendation in the Proxy Statement / Prospectus / Information Statement; (ii) the Molecular Board of Directors have approved, endorsed or recommended any Acquisition Proposal; (iii) Molecular has entered into any Acquisition Agreement (other than a confidentiality agreement permitted pursuant to Section

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4.5); or (iv) Molecular or any of its Representatives has willfully and intentionally materially breached the provisions set forth in Section 4.5 of the Agreement;

(h)       by Molecular, upon a breach of any representation, warranty, covenant or agreement on the part of Threshold or Merger Sub set forth in this Agreement, or if any representation or warranty of Threshold or Merger Sub has become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied; provided, however, that if such inaccuracy in Threshold’s or Merger Sub’s representations and warranties or breach by Threshold or Merger Sub is curable by Threshold or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy unless such breach remains uncured 15 calendar days following the date of written notice from Molecular to Threshold of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h); provided further, however, that no termination may be made pursuant to this Section 9.1(h) solely as a result of the failure to obtain the Required Threshold Stockholder Vote (in which case, termination must be made pursuant to Section 9.1(e));

(i)       by Threshold, upon a breach of any representation, warranty, covenant or agreement on the part of Molecular set forth in this Agreement, or if any representation or warranty of Molecular has become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied; provided, however, that if such inaccuracy in Molecular’s representations and warranties or breach by Molecular is curable by Molecular, then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy unless such breach remains uncured 15 calendar days following the date of written notice from Threshold to Molecular of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i); provided further, however, that no termination may be made pursuant to this Section 9.1(i) solely as a result of the failure to obtain the Required Molecular Stockholder Vote (in which case, termination must be made pursuant to Section 9.1(d));

(j)       by Threshold (prior to obtaining the Required Threshold Stockholder Vote), if the Threshold Board of Directors authorized Threshold to enter into any Permitted Alternative Agreement; provided, however, that Threshold shall not enter into any Permitted Alternative Agreement unless (i) Threshold has complied with its obligations under Section 4.5; (ii) Threshold has complied with its obligations under Section 5.3(c); (iii) Threshold concurrently pays to Molecular amounts due pursuant to Section 9.3; and (iv) a copy of the execution version of such Permitted Alternative Agreement has been delivered to Molecular; or

(k)       by Molecular (prior to obtaining the Required Molecular Stockholder Vote), if the Molecular Board of Directors authorized Molecular to enter into any Permitted Alternative Agreement; provided, however, that Molecular shall not enter into any Permitted Alternative Agreement unless (i) Molecular has complied with its obligations under Section 4.5; (ii) Molecular has complied with its obligations under Section 5.2(c); (iii) Molecular concurrently pays to Threshold amounts due pursuant to Section 9.3 and (iv) a copy of the execution version of such Permitted Alternative Agreement has been delivered to Threshold.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions

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hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Article 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its common law fraud or from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3       Expenses; Termination Fees.

(a)       All fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Threshold and Molecular shall share equally all fees and expenses, other than attorneys’ fees and expenses, incurred in relation to the filings by the Parties under any filing requirement under the HSR Act applicable to this Agreement and the Contemplated Transactions (including any fees incurred in connection with Section 5.1(e)); provided, further, that Threshold and Molecular shall also share equally all fees and expenses of all Parties incurred by engagement of the Exchange Agent and in relation to the printing (e.g., paid to a financial printer) and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto.

(b)       ~~(i)~~i) If (A) this Agreement is terminated by Threshold or Molecular pursuant to Section 9.1(e) or Section 9.1(f), (B) at any time before the Threshold Stockholders’ Meeting a bona fide Acquisition Proposal with respect to Threshold has been publicly announced, disclosed or otherwise communicated to the Threshold Board of Directors and (C) in the event this Agreement is terminated pursuant Section 9.1(e), within twelve (12) months after the date of such termination, Threshold enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Threshold shall pay to Molecular, within 10 Business Days after termination (or, if applicable, upon the earlier of such entry into a definitive agreement with respect to a Subsequent Transaction or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $750,000 (the “Molecular Termination Fee”), in addition to any amount payable to Molecular pursuant to Section 9.3(c) or Section 9.3(e).

(ii)       If (A) this Agreement is terminated by Threshold pursuant to Section 9.1(d) or Section 9.1(g), (B) at any time before obtaining the Required Molecular Stockholder Vote a bona fide Acquisition Proposal with respect to Molecular has been publicly announced, disclosed or otherwise communicated to the Molecular Board of Directors, and (C) in the event this Agreement is terminated pursuant Section 9.1(d), within twelve (12) months after the date of such termination, Molecular enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Molecular shall pay to Threshold, within 10 Business Days after termination (or, if applicable, upon the earlier of such entry into a definitive agreement with respect to a Subsequent Transaction or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $750,000 (the “Threshold Termination Fee”), in addition to any amount payable to Threshold pursuant to Section 9.3(d) or Section 9.3(e).

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(iii)       If this Agreement is terminated by Threshold pursuant to Section 9.1(j), then Threshold shall pay to Molecular, concurrent with such termination, the Molecular Termination Fee, in addition to any amount payable to Molecular pursuant to Section 9.3(c) or Section 9.3(e).

(iv)       If this Agreement is terminated by Molecular pursuant to Section 9.1(k), then Molecular shall pay to Threshold, concurrent with such termination, the Threshold Termination Fee, in addition to any amount payable to Threshold pursuant to Section 9.3(d) or Section 9.3(e).

(c)       (i) If this Agreement is terminated by Molecular pursuant to Section 9.1(e), Section 9.1(f) or Section 9.1(h), or (ii) if this Agreement is terminated by Threshold pursuant to Section 9.1(e), or Section 9.1(j), then Threshold shall reimburse Molecular for all reasonable fees and expenses incurred by Molecular in connection with this Agreement and the transactions contemplated hereby, including: (A) all fees and expenses incurred in connection with the preparation, printing and filing, as applicable, of the Form S-4 Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto), excluding legal fees and expenses; and (B) all fees and expenses incurred in connection with the preparation and filing under any filing requirement of any Governmental Body applicable to this Agreement and the transactions contemplated hereby; provided, however, the fees and expenses for clauses (A) and (B) above (collectively referred to as the “Third-Party Expenses”) shall be capped at a maximum of $150,000 for such Third Party Expenses; plus (C) reimbursement of all fees and expenses of Molecular’s legal counsel in connection with preparation of the Form S-4 Registration Statement (“Molecular S-4 Expenses”). Such payment shall be made by wire transfer of same-day funds within 10 Business Days following the date on which Molecular submits to Threshold true and correct copies of reasonable documentation supporting such Third-Party Expenses and Molecular S-4 Expenses.

(d)       (i) If this Agreement is terminated by Threshold pursuant to Section 9.1(d), Section 9.1(g), or Section 9.1(i), or (ii) if this Agreement is terminated by Molecular pursuant to Section 9.1(k), or (iii) in the event of a failure of Threshold to consummate the transactions to be consummated at the Closing solely as a result of an Molecular Material Adverse Effect as set forth in Section 7.3 (provided, that at such time all of the other conditions precedent to Molecular’s obligation to close set forth in Article 6 and Article 8 of this Agreement have been satisfied by Threshold, are capable of being satisfied by Threshold or have been waived by Molecular), then Molecular shall reimburse Threshold for: (A) all Third-Party Expenses incurred by Threshold up to a maximum of $150,000, plus (B) all fees and expenses of Threshold’s legal counsel in connection with preparation of the Form S-4 Registration Statement (“Threshold S-4 Expenses”). Such payment shall be made by wire transfer of same-day funds within 10 Business Days following the date on which Threshold submits to Molecular true and correct copies of reasonable documentation supporting such Third-Party Expenses and Threshold S-4 Expenses.

(e)       If either Party fails to pay when due any amount payable by such Party under Section 9.3(b), Section 9.3(c), or Section 9.3(d), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party

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interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(f)       The Parties agree that the payment of the fees and expenses set forth in this Section 9.3, subject to Section 9.2, shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either Threshold or Molecular be required to pay fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3, and the provisions of Section 10.10, each of the Parties and their respective Affiliates will not have any liability, will not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3, are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

(g)       Notwithstanding anything to the contrary in this Section 9.3, any amount payable by Threshold to Molecular pursuant to this Section 9.3 shall be reduced and offset by any amounts owed by Molecular to Threshold pursuant to the Threshold Note.

Article 10. MISCELLANEOUS PROVISIONS

Non-Survival of Representations and Warranties. The representations and warranties of Molecular, Merger Sub and Threshold contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10.1 shall survive the Effective Time.

Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Molecular, Merger Sub and Threshold at any time (whether before or after obtaining the Required Threshold Stockholder Vote or the Required Molecular Stockholder Vote); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made, which by applicable Legal Requirement requires further approval of the stockholders of such Party, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Molecular, Merger Sub and Threshold.

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10.3       Waiver.

(a)       No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)       No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware; and (c) each of the Parties irrevocably waives the right to trial by jury.

Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of each other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without each other Party’s prior

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written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than (a) the parties hereto and (b) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service, electronic mail, or by facsimile to the address, electronic mail address, or facsimile telephone number set forth beneath the name of such Party below (or to such other address, electronic mail address, or facsimile telephone number as such Party has specified in a written notice given to the other parties hereto):

if to Threshold or Merger Sub:
170 Harbor Way, Suite 300
South San Francisco, California 94080
Telephone No.: (650) 474-8213
Facsimile No.: (650) 474-2529
Attention: Legal Department
E-Mail: mhopkins@thresholdpharm.com

with a copy to:

Cooley LLP
4401 Eastgate Mall
San Diego, California 92121-1909
Facsimile No.: (858) 550-6420
Attention:	Rama Padmanabhan
Chadwick Mills
E-Mail:	rama@cooley.com
cmills@cooley.com
if to Molecular:

9301 Amber Glen Blvd., Suite 100
Austin, Texas 78729
Telephone No.: (512) 387-5528
Facsimile No.: (512) 532-6632
Attention: Jason Kim
E-mail: jason.kim@mtem.com

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
401 Congress Avenue, Suite 1700
Austin, Texas 78701
Facsimile No.: (512) 270-7830
Attention:Steven M. Tyndall, P.C.
E-Mail:steve.tyndall@pillsburylaw.com

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Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.11       Construction.

(a)       For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)       The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)       As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)       Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits and Schedules to this Agreement, respectively.

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(e)       The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

THRESHOLD PHARMACEUTICALS, INC.

By: /s/ Harold E. Selick, Ph.D.
Name: Harold E. Selick, Ph.D.
Title: Chief Executive Officer

TROJAN MERGER SUB, INC.

By: /s/ Mark Hopkins, Ph.D.
Name: Mark Hopkins, Ph.D.
Title: Chief Executive Officer and President

MOLECULAR TEMPLATES, INC.

By: /s/ Eric E. Poma, Ph.D.
Name: Eric E. Poma, Ph.D.
Title: Chief Executive Officer

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2009 Plan” has the meaning set forth in Section 2.4(b).

“2014 Plan” has the meaning set forth in Section 3.4(b).

“Accounting Firm” has the meaning set forth in Section 1.6(e).

“Acquisition Agreement” has the meaning set forth in Section 4.5(a).

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Molecular, on the one hand, or Threshold, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Molecular or any of its Affiliates, on the one hand, or by or on behalf of Threshold or any of its Affiliates, on the other hand, to the other Party) made by a third party contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)       any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries;

(b)       any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole (other than (i) the Potentially Transferable Assets Dispositions and (ii) any lease, exchange, transfer, license, disposition, partnership, or collaboration involving less than substantially all of the assets of Molecular pursuant to a collaboration agreement, partnership agreement or similar arrangement); or

(c)       any tender offer or exchange offer, that if consummated would result in any Person beneficially owning 20% or more of the outstanding equity securities of a Party or any of its Subsidiaries.

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“Affiliates” has the meaning for such term as used in Rule 145 under the Securities Act.

“Agreement” has the meaning set forth in the Preamble as it may be amended from time to time.

“Allocation Certificate” has the meaning set forth in Section 1.12(b).

“Anticipated Closing Date” has the meaning set forth in Section 1.6(a).

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certifications” has the meaning set forth in Section 3.5(a).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Amended and Restated Confidentiality Agreement, dated August 15, 2016, between Molecular and Threshold.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger, the Preferred Stock Conversion, the Reverse Split and the other transactions and actions contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Cooley” has the meaning set forth in Section 5.1(e).

“Costs” has the meaning set forth in Section 5.7(a).

“D&O Indemnified Parties” has the meaning set forth in Section 5.7(a).

“Determination Date” has the meaning set forth in Section 1.6(a).

“DGCL” means the General Corporation Law of the State of Delaware.

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“Dispute Notice” has the meaning set forth in Section 1.6(b).

“Dissenting Shares” has the meaning set forth in Section 1.9(a).

“Drug Regulatory Agency” has the meaning set forth in Section 2.12(c).

“Effect” means any effect, change, event, circumstance, or development.

“Effective Time” has the meaning set forth in Section 1.3.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Evofosfamide” has the meaning set forth in the recitals.

“Evofosfamide Clinical Trial” has the meaning set forth in the recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.8(a).

“Exchange Fund” has the meaning set forth in Section 1.8(a).

“Exchange Ratio” means, subject to Section 1.5(f), the following ratio (with such ratio being calculated to the nearest 1/10,000 of a share): the quotient obtained by dividing (a) the Molecular Merger Shares by (b) the Molecular Outstanding Shares, in which

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•	“Molecular Allocation Percentage” means 1.00 minus the Threshold Allocation Percentage.

•	“Molecular Merger Shares” means the product determined by multiplying (a) the Post-Closing Threshold Shares by (b) the Molecular Allocation Percentage.

•	“Molecular Outstanding Shares” means the total number of shares of Molecular Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Molecular Common Stock basis and assuming, without limitation or duplication, (a) the exercise of all Molecular Options, Molecular Warrants outstanding as of immediately prior to the Effective Time, as applicable, (b) the effectiveness of the Preferred Stock Conversion, (c) the conversion of all of the Molecular Convertible Notes and other outstanding indebtedness, and (d) the issuance of shares of Molecular Common Stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time and are specifically listed in the calculation.

•	“Post-Closing Threshold Shares” mean the quotient determined by dividing (a) the Threshold Outstanding Shares by (b) the Threshold Allocation Percentage.

•	“Threshold Allocation Percentage” means 0.344; provided, however, to the extent that the Threshold Net Cash determined pursuant to Section 1.6 (i) is less than twelve million and five hundred thousand Dollars ($12,500,000), then 0.3440 shall be reduced by 0.0005 for each one hundred thousand Dollars ($100,000) that the Net Cash as so determined is less than twelve million and five hundred thousand Dollars ($12,500,000)) (for example, the Threshold Allocation Percentage would be 0.3365 if the Net Cash determined pursuant to Section 1.6 is eleven million dollars ($11,000,000))) and (ii) is more than seventeen million and five hundred thousand Dollars ($17,500,000), then 0.3440 shall be increased by 0.0005 for each one hundred thousand Dollars ($100,000) that the Net Cash as so determined is more than seventeen million and five hundred thousand Dollars ($17,500,000)) (for example, the Threshold Allocation Percentage would be 0.3465 if the Net Cash determined pursuant to Section 1.6 is eighteen million Dollars ($18,000,000)).

•	“Threshold Outstanding Shares” means, subject to Section 1.5(f), the total number of shares of Threshold Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as converted to Threshold Common Stock basis, and assuming, without limitation or duplication, (a) the exercise of each in the money Threshold Option outstanding as of the Effective Time or exercised prior thereto, and (b) the issuance of shares of Threshold Common Stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time and are specifically listed in the calculation. For the avoidance of doubt, no out-of-the-money Threshold Options or out-of-the-money Threshold Warrants shall be included in the total number of shares of Threshold Common Stock.

“Existing Molecular D&O Policies” has the meaning set forth in Section 2.16(b).

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“Existing Threshold D&O Policies” has the meaning set forth in Section 3.16(b).

“FDA” has the meaning set forth in Section 2.12(c).

“FDCA” has the meaning set forth in Section 2.12(c).

“Form S-4 Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Threshold registering the public offering and sale of Threshold Common Stock to all Molecular Stockholders in the Merger, including all shares of Threshold Common Stock to be issued in exchange for all shares of Molecular Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” has the meaning set forth in Section 2.5(a).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including NASDAQ and the Financial Industry Regulatory Authority).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

“Investor Agreements” shall have the meaning set forth in Section 5.18.

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“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such Knowledge is imputed has Knowledge of such fact or other matter.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market or the Financial Industry Regulatory Authority).

“Liability” has the meaning set forth in Section 2.11.

“Merger” has the meaning set forth in the Preamble.

“Merger Consideration” has the meaning set forth in Section 1.5(a)(ii).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Capital Stock” has the meaning set forth in Section 3.4(e).

“Molecular” has the meaning set forth in the Preamble.

“Molecular 409A Plan” has the meaning set forth in Section 2.14(k).

“Molecular Affiliate” means any Person that is (or at any relevant time was) under common control with Molecular within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Molecular Associate” means any current or former employee, independent contractor, officer or director of Molecular or any Molecular Affiliate.

“Molecular Audited Balance Sheet” shall mean the audited consolidated balance sheet of Molecular and its consolidated Subsidiaries as of December 31, 2016, provided to Threshold prior to the date of this Agreement.

“Molecular Board Adverse Recommendation Change” has the meaning set forth in Section 5.2(b).

“Molecular Board of Directors” means the board of directors of Molecular.

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“Molecular Board Recommendation” has the meaning set forth in Section 5.2(b).

“Molecular Capital Stock” means the Molecular Common Stock and the Molecular Preferred Stock.

“Molecular Common Stock” has the meaning set forth in Section 2.4(a).

“Molecular Contract” means any Contract: (a) to which Molecular or any of its Subsidiaries is a Party; or (b) by which Molecular or any Molecular IP Rights or any other asset of Molecular or its Subsidiaries is bound or under which Molecular has any obligation.

“Molecular Convertible Notes” means the outstanding notes convertible into Molecular Capital Stock set forth in Section 2.4(a) of the Molecular Disclosure Schedule.

“Molecular Disclosure Schedule” has the meaning set forth in Article 2.

“Molecular Employee Plan” has the meaning set forth in Section 2.14(a).

“Molecular Financials” has the meaning set forth in Section 2.5(a).

“Molecular IP Rights” means all Intellectual Property owned, licensed or controlled by Molecular or any of its Subsidiaries that is necessary or used in the business of Molecular and its Subsidiaries as presently conducted or as presently proposed to be conducted.

“Molecular IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Molecular IP Rights.

“Molecular Intervening Event” has the meaning set forth in Section 5.2(c).

“Molecular Leases” has the meaning set forth in Section 2.8.

“Molecular Loan and Security Agreement” means that certain Amended and Restated Loan and Security Agreement, by and between Molecular and Silicon Valley Bank, dated April 30, 2015.

“Molecular Lock-up Agreements” has the meaning set forth in the recitals.

“Molecular Lock-up Signatories” means (a) each of the listed “Key Stockholders” under Schedule A; and (b) each of the directors and officers of Molecular.

“Molecular Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Molecular Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Molecular and its Subsidiaries taken as a whole; or (b) the ability of Molecular to consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following

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shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Molecular Material Adverse Effect: (i) any rejection by a Governmental Body of a registration or filing by Molecular relating to the Molecular IP Rights; (ii) any change in the cash position of Molecular which results from operations in the Ordinary Course of Business; (iii) conditions generally affecting the industries in which Molecular and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Molecular and its Subsidiaries taken as a whole; (iv) any failure by Molecular or any of its Subsidiaries to meet internal projections or forecasts on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or forecasts may constitute a Molecular Material Adverse Effect and may be taken into account in determining whether a Molecular Material Adverse Effect has occurred); (v) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (vi) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (vii) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“Molecular Material Contract” has the meaning set forth in Section 2.10(a).

“Molecular Options” means options to purchase shares of Molecular Common Stock issued or granted by Molecular.

“Molecular Permits” has the meaning set forth in Section 2.12(b).

“Molecular Preferred Stock” has the meaning set forth in Section 2.4(a).

“Molecular Product Candidates” has the meaning set forth in Section 2.12(d).

“Molecular Registered IP” means all Molecular IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Molecular Regulatory Permits” has the meaning set forth in Section 2.12(d).

“Molecular S-4 Expenses” shall have the meaning set forth in Section 9.3(c).

“Molecular Series C Preferred” has the meaning set forth in Section 2.4(a).

“Molecular Stock Certificate” has the meaning set forth in Section 1.7.

“Molecular Stockholder” means each holder of Molecular Capital Stock as determined immediately prior to the Effective Time, and “Molecular Stockholders” means all Molecular Stockholders.

“Molecular Stockholder Matters” has the meaning set forth in Section 5.2(a).

“Molecular Stockholder Support Agreements” has the meaning set forth in the recitals.

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“Molecular Stockholder Written Consent” has the meaning set forth in Section 2.2(b).

“Molecular Termination Fee” has the meaning set forth in Section 9.3(b).

“Molecular Warrants” means the outstanding warrants to purchase Molecular Capital Stock set forth in Section 2.4(a) of the Molecular Disclosure Schedule.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“NASDAQ” means The NASDAQ Stock Market.

“Nasdaq Listing Application” has the meaning set forth in Section 5.10.

“Net Cash” means (a) the sum of a Threshold’s cash and cash equivalents, marketable securities, accounts, interest and other receivables (to the extent determined to be collectible), and deposits (to the extent refundable to Threshold), in each case as of the Anticipated Closing Date, determined in a manner consistent with the manner in which such items were historically determined and in accordance with Threshold’s audited financial statements and Threshold’s Unaudited Interim Balance Sheet, minus (b) the sum of Threshold’s accounts payable and accrued expenses (without duplication of any expenses accounted for below), in each case as of such date and determined in a manner consistent with the manner in which such items were historically determined and in accordance with Threshold’s audited financial statements and unaudited interim balance sheet, minus (c) the cash cost of any unpaid change of control payments or severance, termination or similar payments pursuant to a Contract that are or become due to any current or former employee, director or independent contractor of Threshold, or any other third party minus (d) the cash cost of any accrued and unpaid retention payments or other bonuses pursuant to a Contract due to any current or former employee, director or independent contractor of Threshold as of the Closing Date, minus (e) the cash cost of any other Terminated Threshold Associate Payment not set forth in clauses (c) or (d), minus (f) all payroll, employment or other withholding Taxes incurred by Threshold and any Threshold Associate (to the extent paid or to be paid by Threshold on the behalf of such Threshold Associate) in connection with any payment amounts set forth in clauses (c), (d) or (e) and the exercise of any Threshold Option on or prior to the Effective Time, minus (g) any remaining unpaid fees and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) as of such date for which Threshold is liable incurred by Threshold in connection with this Agreement and the Contemplated Transactions or otherwise, minus (h) any bona fide current liabilities payable in cash, in each case to the extent not canceled at or prior to the Anticipated Closing Date, minus (i) any fees and expenses payable by Threshold pursuant to Section 1.6(e), minus (j) an amount equal to 50% of any unpaid amounts payable by Threshold in satisfaction of its obligations under Section 5.7 with respect to expenses

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incurred in connection with the “tail” policy for the D&O Indemnified Parties, minus (k) the cash cost of any unpaid retention payment amounts for legal and consultant fees and expenses in connection with defending directors and officers of Threshold due under any insurance policy prior to the Anticipated Closing Date with respect to any Legal Proceeding filed against Threshold or Merger Sub prior to the Anticipated Closing Date, minus (l) $200,000 (which amount represents the expected cost of the “put right” for the outstanding Threshold Warrants in the aggregate), minus (m) the aggregate Liability of Threshold under the Liabilities listed on Schedule 8.7, plus or minus (as applicable) (n) the net amount of any transaction expense reimbursement owed to, or transaction expense payment owed by, Threshold pursuant to Section 9.3(a), plus (o) in the case of Threshold, any payments received by Threshold prior to the Closing or contractually committed to be paid to Threshold (with assurance of collectability as determined in Molecular’s reasonable discretion) as a result of any Potentially Transferable Assets Dispositions and the pre-payments made in the Ordinary Course of Business, plus (p) the amount of any outstanding principal and accrued interest under the Threshold Note as of the Anticipated Closing Date (but in no event shall the such amount be counted twice in the calculation of the Net Cash), plus (q) any amounts due to be reimbursed to Threshold by Molecular pursuant to Section 9.3(a).

“Net Cash Calculation” has the meaning set forth in Section 1.6(a).

“Net Cash Schedule” has the meaning set forth in Section 1.6(a).

“Notice Period” has the meaning set forth in Section 5.2(c).

“Ordinary Course of Business” means, in the case of each of Molecular and Threshold and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices, and for periods following the date of this Agreement consistent with its operating plans delivered to the other Party pursuant to Section 4.1(c)(ii); provided, however, that during the Pre-Closing Period, (a) the Ordinary Course of Business of each Party shall also include any actions expressly required or permitted by this Agreement, including the Contemplated Transactions, and (b) the Ordinary Course of Business for Molecular shall also include (i) actions undertaken in connection with preparing to become a SEC reporting company listed on the NASDAQ Capital Market and (ii) actions required to engage with one or more third parties regarding a potential lease, exchange, transfer, license, disposition, partnership, or collaboration involving less than substantially all of the assets of Molecular or pursuant to a collaboration agreement, partnership agreement or similar arrangement, and, (c) without limiting the provisions of Section 4.6 but subject to compliance with Section 4.6, the Ordinary Course of Business of Threshold shall also include actions required to effect the Potentially Transferable Assets Dispositions.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Party” or “Parties” means Molecular, Merger Sub and Threshold.

“Permitted Alternative Agreement” means a binding written Acquisition Agreement providing for the consummation of a transaction that constitutes a Superior Offer.

“Person” means any individual, Entity or Governmental Body.

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“Pillsbury” has the meaning set forth in Section 5.1(e).

“Potentially Transferable Assets” mean all assets and rights with respect to and arising out of (a) Threshold’s small molecule drug candidate known as TH-2870, in its racemic form, and TH-3424, in its enantiomerically pure form, (b) Threshold’s drug candidate known as tarloxotinib bromide or tarloxotinib, (c) Threshold’s Positron Emission Tomography (PET) imaging agent for hypoxia known as [18F]HX4 [flortanidazole (18F)], (d) Threshold’s small molecule drug candidate known as TH-2566, and (e) Threshold’s small molecule drug candidate known as TH-1338.

“Potentially Transferable Asset Disposition” and “Potentially Transferable Assets Dispositions” have the meanings set forth in Section 4.6.

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Preferred Stock Conversion” has the meaning set forth in Section 7.4.

“Proxy Statement / Prospectus / Information Statement” means the proxy statement / prospectus/information statement to be sent to Molecular’s stockholders in connection with the approval of this Agreement and the Merger (by signing the Molecular Stockholder Written Consent) and to be sent to Threshold’s stockholders in connection with the Threshold Stockholders’ Meeting.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Molecular Stockholder Vote” has the meaning set forth in Section 2.2(b).

“Required Merger Sub Stockholder Vote” has the meaning set forth in Section 3.2(b).

“Required Threshold Stockholder Vote” has the meaning set forth in Section 3.2(b).

“Response Date” has the meaning set forth in Section 1.6(b).

“Reverse Split” means a reverse stock split of all outstanding shares of Threshold Common Stock at a reverse stock split ratio in the range mutually agreed to by Threshold and Molecular which shall be no less than 5:1 or more than 15:1 and to be agreed upon by the Threshold Board of Directors.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” shall mean each shareholder of Molecular, and “Shareholders” shall mean all shareholders of Molecular, in each case as determined immediately prior to the Effective Time.

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“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes).

“Subsidiary” means an Entity of which another Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited, bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Threshold Board of Directors or the Molecular Board of Directors, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its Board of Directors deems relevant including if the consummation of such transaction is contingent on any such financing being obtained, following consultation with its outside legal counsel and financial advisor, if any (i) is more favorable, from a financial point of view, to the Threshold Stockholders or the Molecular Stockholders, as applicable, than the terms of the Merger; and (ii) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Representation Letters” shall have the meaning set forth in Section 5.11(c).

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Terminated Threshold Associates” has the meaning set forth in Section 5.6(a).

“Terminated Threshold Associate Payments” has the meaning set forth in Section 5.6(a).

“Third-Party Expenses” shall have the meaning set forth in Section 9.3(c).

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“Transfer Taxes” shall have the meaning set forth in Section 5.11(d).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Threshold 401(k) Plan” has the meaning set forth in Section 5.6(b).

“Threshold 409A Plan” has the meaning set forth in Section 3.14(k).

“Threshold” has the meaning set forth in the Preamble.

“Threshold Affiliate” means any Person that is (or at any relevant time was) under common control with Threshold within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Threshold Associate” means any current or former employee, independent contractor, officer or director of Threshold, any of its Subsidiaries or any Threshold Affiliate.

“Threshold Audited Financial Statements” means the audited consolidated financial statements included in Threshold’s Report on Form 10-K filed with the SEC for the period ended December 31, 2015.

“Threshold Board Adverse Recommendation Change” has the meaning set forth in Section 5.3(b).

“Threshold Board of Directors” means the board of directors of Threshold.

“Threshold Board Recommendation” has the meaning set forth in Section 5.3(b).

“Threshold Capital Stock” means Threshold Common Stock and Threshold preferred stock.

“Threshold Common Stock” has the meaning set forth in Section 3.4(a).

“Threshold Contract” means any Contract: (a) to which Threshold or any of its Subsidiaries is a Party; or (b) by which Threshold or any of its Subsidiaries or any Threshold IP Rights or any other asset of Threshold or its Subsidiaries is bound or under which Threshold or any of its Subsidiaries has any obligation.

“Threshold Disclosure Schedule” has the meaning set forth in Article 3.

“Threshold Employee Plan” has the meaning set forth in Section 3.14(a).

“Threshold IP Rights” means all Intellectual Property owned, licensed or controlled by Threshold that is necessary or used in the business of Threshold as presently conducted or as presently proposed to be conducted, excluding any and all Intellectual Property transferred pursuant to a consummated Potentially Transferable Asset Disposition.

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“Threshold IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Threshold IP Rights.

“Threshold Intervening Event” has the meaning set forth in Section 5.3(c).

“Threshold Leases” has the meaning set forth in Section 3.8.

“Threshold Lock-up Agreements” has the meaning set forth in the recitals.

“Threshold Lock-up Signatories” means each of the directors and officers of Threshold.

“Threshold Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Threshold Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Threshold and its Subsidiaries taken as a whole; or (b) the ability of Threshold to consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Threshold Material Adverse Effect: (i) any rejection by a Governmental Body of a registration or filing by Threshold relating to the Threshold IP Rights; (ii) any change in the cash position of Threshold which results from operations in the Ordinary Course of Business; (iii) conditions generally affecting the industries in which Threshold and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Threshold and its Subsidiaries taken as a whole; (iv) any failure of Threshold or any of its Subsidiaries to meet internal projections or forecast, third-party revenue or earnings predictions or any change in the price or trading volume of Threshold Common Stock (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute a Threshold Material Adverse Effect and may be taken into account in determining whether a Threshold Material Adverse Effect has occurred); (v) the Potentially Transferable Assets Dispositions; (vi) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (vii) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (viii) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“Threshold Material Contract” has the meaning set forth in Section 3.10.

“Threshold Note” has the meaning set forth in the recitals.

“Threshold Options” means options to purchase shares of Threshold Common Stock issued or granted by Threshold.

“Threshold Outstanding Shares Certificate” has the meaning set forth in Section 1.12(a).

“Threshold Permits” has the meaning set forth in Section 3.12(b).

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“Threshold Product Candidates” shall have the meaning set forth in Section 3.12(d).

“Threshold Registered IP” means all Threshold IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Threshold Regulatory Permits” has the meaning set forth in Section 3.12(d).

“Threshold S-4 Expenses” shall have the meaning set forth in Section 9.3(d).

“Threshold SEC Documents” shall have the meaning set forth in Section 3.5(a).

“Threshold Stockholder” means each holder of Threshold Capital Stock as determined immediately prior to the Effective Time, and “Threshold Stockholders” means all Threshold Stockholders.

“Threshold Stockholder Matters” has the meaning set forth in Section 5.3(a).

“Threshold Stockholders’ Meeting” has the meaning set forth in Section 5.3(a).

“Threshold Stockholder Support Agreements” has the meaning set forth in the recitals.

“Threshold Subsidiaries” has the meaning set forth in Section 3.1(a).

“Threshold Termination Fee” has the meaning set forth in Section 9.3(b)(ii).

“Threshold Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of Threshold included in Threshold’s Report on Form 10-Q filed with the SEC for the period ended September 30, 2016.

“Threshold Warrants” means the outstanding warrants to purchase Threshold Capital Stock set forth in Section 3.4(a) of the Threshold Disclosure Schedule.

“WARN” means the federal and state Worker Adjustment Notification and Retraining Acts.

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EXHIBIT F

FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
[                        ]

ARTICLE I

The name of the corporation is [ ].

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808, and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The number of shares of stock that the corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.001 per share.

ARTICLE V

The Board of Directors is expressly authorized to make and alter the Bylaws of the corporation, without any action on the part of the stockholders; but the Bylaws made by the directors and the powers so conferred may be altered or repealed by the directors or the stockholders.

ARTICLE VI

Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VII

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The corporation shall have the power to indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

If the DGCL is hereafter amended to further eliminate or limit the liability of directors or officers, then the liability of a director or officer of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended provisions of the DGCL. Any repeal or modification of this Article VII shall only be prospective and shall not affect the rights or protections or increase the liability of any director or officer under this Article VII in effect at the time the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VIII

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

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